Exhibit 3
To Shareholders in the United States:
Both parties of the Joint Share Transfer Agreement referred to in this document, CHINTAI Corporation and ABLE INC., have been incorporated under the laws of Japan. The joint share transfer described in this document is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase shares otherwise than under the joint share transfer, such as in open market or privately negotiated purchases or through subscriptions of newly issued shares.
This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Stock code: 2420
June 15, 2010
To Our Shareholders,
Seiji Tezuka
Representative Director & President
CHINTAI Corporation
1-2-8 Toranomon, Minato-ku, Tokyo
Notice of Extraordinary Shareholders’ Meeting
You are cordially invited to attend an extraordinary shareholders’ meeting of CHINTAI Corporation (the Company), to be held as set forth below. If you are unable to attend the meeting in person, you may exercise your voting rights in writing. Please review the attached reference materials and exercise your vote by indicating “for” or “against” for each agenda item listed on the enclosed proxy card, affix your seal and return it to us no later than 6 p.m. on Tuesday, June 29, 2010.
Meeting Details

1. Date & Time	10:00 a.m., Wednesday, June 30, 2010.
2. Venue	Otemachi Sankei Plaza Rooms 301 - 303 Tokyo Sankei Building 3F 1-7-2 Otemachi, Chiyoda-ku, Tokyo The venue is different from that for the previous meeting. Please refer to the attached map.
3. Items to be resolved
Item 1: Approval of a stock transfer plan
Item 2: Partial amendments to the Articles of Incorporation
If attending the meeting in person, please present the enclosed proxy card at the reception desk.
If any amendments are made to reference materials for the Extraordinary Shareholders’ Meeting, they will be posted on the Company website at http://www.chintai.jp/.

1

Reference Materials for Extraordinary General Meeting of Shareholders
Items and matters for reference
   Item 1: Approval of the share transfer plan
     The Company and ABLE Inc. (hereinafter referred to as “ABLE”) have agreed to establish a joint holding company called “ABLE CHINTAI HOLDINGS INC.” to become the parent company of both companies, through a method of joint share transfer (hereinafter referred to as “the Joint Share Transfer”). The two companies entered into a “Joint Share Transfer Agreement” concerning the Joint Share Transfer on April 12, 2010, and jointly prepared the “Share Transfer Plan” (hereinafter referred to as “the Plan”).
     This item is to request your approval of the Plan.
     The reasons for the Joint Share Transfer, the details of the Plan and other matters concerning this item are as shown below.
1. Reasons for the Joint Share Transfer
     The Company and ABLE have maintained close ties as business partners for more than 30 years in their area of business, centering around the real estate lease agency business, establishing a good cooperative relationship and creating a strong business model. The main business of the Company is the provision of real estate information for lease through CHINTAI, an information magazine, and CHINTAI NET, a website. The Company issues lease information magazines in 26 areas nationwide, and ranks first in terms of the number of unique users (according to a study by Video Research Interactive). The main business of ABLE is the agency and management of real estate for lease. ABLE has created nationwide networks consisting of 471 directly managed outlets (as of March 31, 2010), and conducts business predominantly based on the name recognition of the ABLE brand.
     In recent years, the quality of houses for lease has improved, and the degree of satisfaction with housing environments has been enhanced, reflecting the increasingly sophisticated functions of housing facilities. In addition, in the wake of the global economic slump triggered by the failure of Lehman Brothers in 2008, tenants’ interest in moving to new rental units is decreasing. Moreover, the population of younger tenants, who are the major customers of both companies, will decline in the future given a change in the household age structure attributable to the declining birthrate and aging population. In addition, the operating environment surrounding both companies is changing, with a declining population and a fall in the number of new construction projects for leased houses.
     Given these circumstances, both companies continued to consult on a further strengthening of cooperation to provide tenants and owners with greater convenience and services with new added value, by making a clear distinction from competitor companies and harnessing the potential of both companies to the maximum extent. The two companies also examined mechanisms for developing a global business development strategy and a new external growth strategy, in step with the recovery in the global economy, to secure clear dominance in the real estate lease agency business, the main business of both companies, and bolster their positions as industry leaders. As a result, the companies arrived at the conclusion that corporate integration through the establishment of a joint holding company using a method of joint share transfer is the best alternative to demonstrate the general power of both companies to the maximum extent while making the most of the brand power developed by the Company and ABLE in the past and individually aiming at external growth by maintaining a degree of management freedom.
The companies will aim at establishing a new corporate group under the following basic policy, for the purpose of securing overwhelming dominance in their mainstay real estate lease agency business and providing each stakeholder with maximum value.
(i)	Rebuilding of core competencies for both companies
The companies will seek to harness their three strengths in the real estate lease agency business, namely procurement, attracting customers, and brokerage capacity, and rebuild them to create a new value chain.
(ii)	Accelerating “external growth” through a new Group growth strategy
We will aggressively accelerate external growth through the creation of a basis for the joint growth of both companies, by integrating their past independent strategies and benefiting from the strong cooperation enabled by this integration.
(iii)	Proposing and enabling safe, comfortable and rich lives
We propose and enable safe, comfortable and rich lives by using the Group’s collective power through media provided by the Company and the network of outlets provided by ABLE.
     If our shareholders approve this item, the Company and ABLE will establish ABLE CHINTAI HOLDINGS INC. on November 1, 2010 (hereinafter referred to as “the Joint Share Transfer Date”). Under the umbrella of ABLE CHINTAI HOLDINGS INC., both companies will work to enhance the value of the new ABLE CHINTAI brand.
     We respectfully ask for your approval of this item.
2. Details of the Share Transfer Plan
Share Transfer Plan (Copy)
     CHINTAI Corporation (“CHINTAI”) and ABLE Inc. (“ABLE”) hereby agree to carry out a share transfer, by way of the joint share transfer method, and have jointly prepared this share transfer plan (the “Share Transfer Plan”).
Article 1. Share Transfer
     Pursuant to the Share Transfer Plan, CHINTAI and ABLE shall carry out a share transfer (the “Joint Share Transfer”) in which they will cause all of their shares issued and outstanding to be acquired by the wholly owning parent company (the “Holding Company”), which is to be newly incorporated through the joint share transfer method on the date of incorporation of the Holding Company (as defined in Article 7, hereinafter the same).

Article 2. Purposes, the Company Name, the Location of Head Office, and the Total Number of Authorized Shares of the Holding Company, and Other Matters to Be Prescribed in the Articles of Incorporation
     Purposes, the company name, the location of head office, and the total number of authorized shares of the Holding Company, and other matters to be prescribed in the Articles of Incorporation of the Holding Company shall be as set forth in Attachment A, “Articles of Incorporation of ABLE CHINTAI HOLDINGS INC.”
Article 3. Names of the Directors at the Time of Incorporation of the Holding Company, Names of the Representative Directors at the Time of Incorporation of the Holding Company and Names of the Corporate Auditors at the Time of Incorporation of the Holding Company, as well as Name of the Accounting Auditor at the Time of Incorporation of the Holding Company
     Names of directors at the time of incorporation of the Holding Company, the names of the Representative Directors at the time of incorporation of the Holding Company and names of the Corporate Auditors at the time of incorporation of the Holding Company, as well as the name of the Accounting Auditor at the time of incorporation of the Holding Company shall be as follows:
(Directors at the time of incorporation)
Shigeru Sato
Ryuji Hirata
Seiji Tezuka
Yoichi Sugiyama
Yasutaka Yanase
(Representative Directors at the time of incorporation)
Shigeru Sato
Ryuji Hirata
(Corporate Auditors at the time of incorporation)
Masayuki Takeda
Mamoru Tamura
Shin Ikeda
Kosei Watanabe
(Accounting Auditor at the time of incorporation)
Grant Thornton Taiyo ASG
Article 4. Number and Allotment of Shares Delivered at the Time of the Joint Share Transfer

1.	At the time of the Joint Share Transfer, the Holding Company shall issue common stock, the number of which shall be the same as the total of (i) the number obtained by multiplying the total number of issued shares of common stock of CHINTAI as of the day immediately preceding the date of incorporation of the Holding Company, by 100; and (ii) the number obtained by multiplying the total number of issued shares of common stock of ABLE as of the day immediately preceding the date of incorporation of the Holding Company, by 2.3. (Any fractions from the above calculation that are less than one full share shall be rounded off.) The Holding Company shall allot its common stocks to the shareholders of CHINTAI and ABLE who are respectively registered or recorded in the final shareholder register of CHINTAI and ABLE as of the day immediately preceding the date of incorporation of the Holding Company, in exchange for the common stock held by each shareholder.

2.	At the time of the Joint Share Transfer, the Holding Company shall allot its common stocks as described in the preceding paragraph to the shareholders of CHINTAI and ABLE who are respectively registered or recorded in the final shareholder register of CHINTAI and ABLE as of the day immediately preceding the date of incorporation of the Holding Company in the way as described below:
(1)	The Holding Company shall allot to the shareholders of CHINTAI 100 common stocks of the Holding Company per common stock of CHINTAI (excluding shares for which the share purchase was requested to CHINTAI).

(2)	The Holding Company shall allot to the shareholders of ABLE 2.3 common stocks of the Holding Company per common stock of ABLE (excluding shares for which the share purchase was requested to ABLE).
Article 5. Matters Regarding the Amount of Capital and Reserves of the Holding Company
     The amount of capital and reserves of the Holding Company on its incorporation date shall be as follows:
(1)	Amount of capital: 3,000,000,000 yen

(2)	Amount of capital reserves: 750,000,000 yen

(3)	Amount of retained earnings: 0 yen
Article 6. Number of Share Subscription Rights Issued and Allotment Thereof at the Time of the Joint Share Transfer
1. Issuance of share subscription rights
(1)	At the time of the Joint Share Transfer, the Holding Company shall issue its first share subscription rights (the details are presented in Attachment C, the “First Subscription Rights to Shares in ABLE CHINTAI HOLDINGS INC.”), with the number issued the same as the total number of the eighth share subscription rights issued by CHINTAI (the details of the eighth share subscription rights are presented in Attachment B, “Eighth Share Subscription Rights in CHINTAI Corporation; hereinafter, “CHINTAI Share Subscription Rights”) as at the end of the day immediately preceding the date of incorporation of the Holding Company. In exchange for the CHINTAI Share Subscription Rights, the Holding Company shall issue its share subscription rights to holders of CHINTAI Share Subscription Rights who are registered or recorded in the final share subscription right register as at the end of the day immediately preceding the date of incorporation of the Holding Company.
(2)	At the time of the Joint Share Transfer, the Holding Company shall issue its second share subscription rights (the details are presented in Attachment E, the “Second Subscription Rights to Shares in ABLE CHINTAI HOLDINGS INC.”), with the number issued the same as the total number of the first share subscription rights issued by ABLE (the details of the first share subscription rights are presented in Attachment D, “First Subscription Rights to Shares in ABLE Inc.”; hereinafter, “ABLE Share Subscription Rights”) as at the end of the day immediately preceding the date of incorporation of the Holding Company. In exchange for the ABLE Share Subscription Rights, the Holding Company shall issue its share subscription rights to the holders of ABLE Share Subscription Rights who are registered or recorded in the final share subscription rights register as at the end of the day immediately preceding the date of incorporation of the Holding Company.
2. Allotment of share subscription rights
(1)	At the time of the Joint Share Transfer, the Holding Company shall respectively allot share subscription rights to each of the holders of the CHINTAI Share Subscription Rights who are registered or recorded in the final share subscription right register of CHINTAI as at the end of the day immediately prior to the date of incorporation of the Holding Company, at a ratio of one first share subscription right of the Holding Company per CHINTAI Share Subscription Right that is held by such holders.
(2)	At the time of the Joint Share Transfer, the Holding Company shall respectively allot share subscription rights to each of the holders of the ABLE Share Subscription Rights who are registered or recorded in the final share subscription right register of ABLE as at the end of the day immediately prior to the date of incorporation of the Holding Company, at a ratio of one second share subscription right of the Holding Company per ABLE Share Subscription Right that is held by such holders.
Article 7. Incorporation Date of the Holding Company
The incorporation date of the Holding Company shall be November 1, 2010, provided that if necessary in view of the progress of the proceedings of the Joint Share Transfer or for other reasons, this date may be changed through discussion between CHINTAI and ABLE.

Article 8. Administrator of the Shareholder Register
     The Holding Company shall delegate operations as the administrator of its shareholder register and other operations related to the shares and stock acquisition rights of the Holding Company to Mitsubishi UFJ Trust and Banking Corporation.
Article 9. Dividends of Surplus
     The Holding Company may distribute year-end dividends, as well as interim dividends, based on a resolution of the general shareholders’ meeting or the Board of Directors in accordance with the Articles of Incorporation. This shall also apply to interim dividends for the first year of incorporation.
Article 10. Care of a Conscientious Manager
     During the period from the preparation of the Share Transfer Plan and through the date of incorporation of the Holding Company, CHINTAI and ABLE shall execute their respective businesses and manage and operate their respective assets with a duty of care. If CHINTAI or ABLE intends to carry out an act that will have a significant impact on the assets or rights or obligations of CHINTAI or ABLE, they shall do so only after holding discussions between the two parties and reaching an agreement.
Article 11. Amendment of Terms of the Joint Share Transfer
     If, during the period after the preparation of the Share Transfer Plan and through the date of incorporation of the Holding Company, (i) a material change occurs in operations carried out by CHINTAI or ABLE or assets belonging to CHINTAI or ABLE, (ii) it becomes apparent that a situation has occurred that would present a significant impediment to implementation of the Joint Share Transfer, or (iii) it otherwise becomes difficult to achieve the objectives of the Share Transfer Plan, CHINTAI and ABLE may, after mutual discussion, amend the terms of the Joint Share Transfer, or cancel the Share Exchange.
Article 12. Matters for Consultation
     In addition to the matters set forth in the Share Transfer Plan, CHINTAI and ABLE shall discuss and determine, in accordance with the intent of the Share Transfer Plan, matters that are necessary for the Joint Share Transfer.
IN WITNESS WHEREOF, the parties hereto have executed the Share Transfer Plan in duplicate by placing their signatures and seals thereon, and each party shall keep one copy of the originals.
April 12, 2010
CHINTAI: CHINTAI Corporation
1-2-8 Toranomon, Minato-ku, Tokyo
Representative Director/President, Seiji Tezuka     Seal
ABLE: ABLE Inc.
1-5-5 Motoakasaka, Minato-ku, Tokyo
Representative Director/President, Ryuji Hirata     Seal

Attachment A
Articles of Incorporation of ABLE CHINTAI HOLDINGS INC.
Chapter 1 General Provisions
Article 1 (Company name)
     The Company shall be called Kabushiki Kaisha ABLE CHINTAI HOLDINGS, and ABLE CHINTAI HOLDINGS INC. in English.
Article 2 (Purposes)
     The purpose of the Company shall be to engage in the following business activities:
1.	Management and administration of the operations of companies that are engaged in the businesses below by holding shares or stakes in them:
(1)	Advertising agency business

(2)	Advertising and publicity businesses

(3)	Holding, management, trading, leasing, subleasing, exchange agency, and brokerage of real estate

(4)	Housing construction and subcontracting and undertaking renovation work

(5)	Publishing, sale, import and export of publications, books, publications, magazines and other related items

(6)	Planning of advertising and publicity, and consultancy for investor relations

(7)	Information processing and provision

(8)	Planning and production of websites

(9)	Internet information processing and provision

(10)	E-commerce business

(11)	Printing business

(12)	Planning, production and distribution of audio and video products and films

(13)	Sale, leasing, and rental of video, telecommunications, information, audio, educational and computer peripheral equipment, and the development, production, sale and installation support of system software related to the above equipment, and the related information processing services business

(14)	Planning, production and subcontracting of all types of events

(15)	Acquisition, transfer, leasing, holding, managing and maintenance of intangible property rights, such as industrial rights, copyrights and trademark rights, and the property rights management business

(16)	Public relations and advertising agency services in Japan for overseas companies

(17)	Guarantee services of rent liabilities in the real estate leasing

(18)	Guarantor services for tenants in rental accommodation

(19)	Consultancy services for tenants in rental accommodation

(20)	Collection services, and computing operations services

(21)	Real estate appraising services

(22)	Owning, management and maintenance of flats, condominiums and commercial buildings

(23)	Painting and waterproofing works, carpentry and plastering works and tiles, bricks and building blocks works

(24)	Interior finishing works, fittings works, and planning, designing and repairing thereof

(25)	Contracting and implementation of the sterilization of housing buildings and interiors

(26)	Contracting and implementation of house cleaning and washing services

(27)	Contracting and implementation of the extermination of pests and noxious animals in buildings and indoors

(28)	Planning, designing, management and consultancy of construction work

(29)	Publishing materials on construction, and commissioning the development of new products

(30)	Analysis of the state of the real estate brokerage market, research and development of real-estate related financial instruments, and marketing research services

(31)	Research and development of markets related to overseas construction

(32)	Management of and investment in real estate in both overseas and domestic markets, the provision of related information, and related general consultancy business

(33)	Removal services and removal assistance services

(34)	Warehouse business

(35)	Rental and lease services of furniture and fixtures

(36)	Vehicle leasing business

(37)	Sale and leasing of equipment related to telecommunications, trading and leasing of telephone subscription rights

(38)	Sale of products related to security and disaster prevention

(39)	Linen supply business

(40)	Real estate brokerage, introduction, assistance and consultancy services for people going and coming back from abroad

(41)	Services of purchasing and dispatching foods, medical supplies, furniture, and miscellaneous daily goods for people assigned to overseas posts

(42)	Planning, editing, production, and translation of books, publications, magazines and other related items

(43)	Planning, editing, and publication of newspapers

(44)	Nonlife insurance agency and life insurance agency businesses

(45)	Travel agency business based on the Travel Agency Act

(46)	Management and consultancy services of the franchise business

(47)	Research and development of the franchise chain system, and proposal and market research of new store development

(48)	Solicitation of franchise members

(49)	Trade of fixtures and fittings and office automation equipment to franchise members, and the provision of sales promotion goods and vouchers thereto

(50)	Sale and leasing of fixtures and fittings and parking equipment to franchise members

(51)	Advisory and education services of market research, management planning, store designing, financial management, and labor management for franchise members

(52)	Management consultancy business

(53)	Information provision and consultancy businesses related to real estate management and asset management

(54)	Management of schools specialized for real estate

(55)	Research services of finance, economy, politics, society and the industry

(56)	Business planning and market research for companies and research services

(57)	Accounting operations and processing services

(58)	Research, collection, analysis, processing and the provision of management information and other related information

(59)	Planning and holding of training seminars for developing the professional expertise of human resources

(60)	Provision and planning of services for business training courses for staff members of companies and other organizations

(61)	Services related to management analysis, advisory, and educational training research

(62)	Consultancy services for the personnel system and store strategies

(63)	Human resources consultancy services

(64)	General labor dispatch business

(65)	Fee-charging employment agency business

(66)	Provision of courses and correspondence education for the acquisition of a range of qualifications

(67)	Book entry services for companies

(68)	Translation business

(69)	Application services related to the type 1 telecommunication business

(70)	Mail order business

(71)	Import, export and sale of foods and soft drinks

(72)	Import and export of arts and crafts, furniture, interior products, garments and accessories, and sale of miscellaneous daily goods

(73)	Development and sale of software related to information processing and transmission

(74)	Sale of medical equipment and medical consumable goods

(75)	Procurement and sale of precious metals and jewelries

(76)	Trading of antique items

(77)	Trading of new and used vehicles and sale of vehicle accessories

(78)	Automobile shipping agency services

(79)	Automotive repair and maintenance services

(80)	Provision, management and maintenance of car parks and land and properties, and the provision of the related services

(81)	Management of car parks

(82)	Sale, design, construction, installation and leasing of machinery used in car park facilities

(83)	Installation of security cameras

(84)	Management of restaurants

(85)	Financial business

(86)	Investment business

(87)	Acquisition, maintenance and management of securities

(88)	Securities brokerage business

(89)	Handling of admission tickets for public performances

(90)	Planning and producing of concerts, theatrical performances and entertainment shows, agency services of shows, and the handling of tickets

(91)	Sales of paintings and antiques, and planning, producing and management of exhibitions thereof

(92)	Producing and management of original records and master tapes

(93)	Research, planning, solicitation and brokering of corporate mergers, business alliances and the transfer of business rights

(94)	Production, imports and sale of alcoholic beverages
2.	Real estate leasing business

3.	Acquisition, transfer, leasing, holding, managing and maintenance of intangible property rights, such as industrial rights, copyrights and trademark rights, and the property rights management business

4.	Publicity and advertising services through the television, radio, internet and other media

5.	Other lines of business relating to any of the foregoing items

Article 3 (Location of head office)
     The head office of the Company shall be located in Minato-ku, Tokyo.
Article 4 (Corporate organs)
     The Company shall have the following Corporate Organs in addition to the general shareholders’ meeting and the directors:
(1)	A Board of Directors;

(2)	Corporate auditors;

(3)	A board of corporate auditors; and

(4)	Accounting auditors.
Article 5 (Method of public notice)
     The method of public notice used by the Company shall be electronic public notice, provided that if, due to a mishap or other unavoidable reason, public notice by electronic means is not possible, the Company will give public notice by publication in the Nihon Keizai Shinbun.
Chapter 2 Shares
Article 6 (Total number of authorized shares)
     The total number of authorized shares of the Company shall be 330,000,000 shares.
Article 7 (Share trading unit)
     The trading unit for the Company’s shares shall be 100 shares.
Article 8 (Rights in connection with shares less than one trading unit)
     The Company’s shareholders may not exercise rights in connection with shareholdings of less than one trading unit with the exception of such rights stated below.
(1)	Rights prescribed in the respective items of Paragraph 2, Article 189 of the Companies Act

(2)	Rights of claim prescribed in Paragraph 1, Article 166 of the Companies Act

(3)	The right to receive an allotment of shares for subscription or stock acquisition rights for subscription

(4)	The right to request the purchase shares to make one unit as prescribed in the following article
Article 9 (Purchase of shares to make one unit)
     Shareholders of the Company who hold shares constituting less than one unit of the Company’s shares may, as provided for by the Share Handling Regulations, request the Company to sell to them a number of shares which, in combination with the number of shares already held by them, will constitute one full unit of shares.

Article 10 (Acquisition of treasury stocks)
     The Company may, in accordance with Paragraph 2 of Article 165 of the Companies Act, and pursuant to resolution by its Board of Directors, acquire shares of the Company by way of market transactions or other methods.
Article 11 (Administrator of the shareholders’ register)
1.	The Company shall appoint the administrator of the shareholders’ register.

2.	Production and provision of the shareholder’s register and the original register of stock acquisition rights for the Company, and administrative duties pertaining to other shareholders’ registers and other original registers of stock acquisition rights shall be delegated to the administrator of the shareholders’ register. The Company shall not engage in any such operations.
Article 12 (Share handling regulations)
     In addition to relevant laws or these Articles of Incorporation, share handling regulations established by the Board of Directors shall stipulate the handling of the Company’s shares, related commissions, and other procedures for the exercise of shareholder rights.
Chapter 3 General Shareholders’ Meeting
Article 13 (Convening a general shareholders’ meeting)
     An ordinary general shareholders’ meeting of the Company shall be convened within three months of the end of each business year, while an extraordinary general shareholders’ meeting shall be convened as necessary.
Article 14 (Record date for general shareholders’ meeting)
     The record date for voting rights at the ordinary general shareholders’ meeting of the Company shall be October 31 every year.
Article 15 (Person with right to convene meetings and chairperson)
1.	The Representative Director shall convene a general shareholders’ meeting, and shall be chair of the meeting.

2.	If the Representative Director is unavailable, another director shall convene and chair the general shareholders’ meeting, in accordance with an order determined in advance by the Board of Directors.
Article 16 (Internet posting of reference materials for general shareholders’ meeting, and deemed provision of information)
     The Company may, in convening general shareholders’ meeting, post on the internet information required to be recorded or indicated in reference documents for general shareholders’ meeting,

business reports, financial statements and consolidated financial statements in accordance with the provisions of Ministry of Justice ordinances. Such posting of information may be deemed to constitute the provision of such information to shareholders.
Article 17 (Method of passing resolutions)
1.	Except where otherwise prescribed in laws or regulations or in these Articles of Incorporation, a resolution at a general shareholders’ meeting shall be made by a majority of the voting rights of shareholders who are eligible to exercise voting rights and are present at the meeting.

2	A resolution set forth in Paragraph 2, Article 309 of the Companies Act may be passed by a two thirds or greater majority of all voting rights exercised at a meeting where shareholders having one third or more of all voting rights of the shareholders who are eligible to exercise voting rights are present.
Article 18 (Exercise of voting rights by proxy)
1.	A shareholder may exercise its voting rights through one proxy who shall be another shareholder holding voting rights.

2.	The shareholder or proxy of such shareholder shall submit to the Company documentary evidence of the authority of proxy, for each general shareholders’ meeting.
Article 19 (Minutes)
1.	The minutes of general shareholders’ meeting shall record the substance of the proceedings of the meeting in accordance with laws and regulations.

2.	The original minutes of general shareholders’ meeting shall be kept at the Company’s head office for ten years, and certified copies shall be kept at its branches for five years.
Chapter 4 Directors and the Board of Directors
Article 20 (Number of directors)
The number of directors appointed to the Company shall be not greater than ten.
Article 21 (Method of the election of directors)
1.	Directors shall be elected by general shareholders’ meeting.

2	A resolution to elect a director may be passed by the exercise of a majority of voting rights at a meeting where shareholders having one third or more of all voting rights of the shareholders authorized to exercise voting rights are present.

3	Cumulative voting shall not be permitted in a resolution to elect a director.
Article 22 (Term of Office of a director)
1.	The term of office of a director shall be until the time of the conclusion of the ordinary general shareholders’ meeting that is held in connection with the final business year that ends within one year of the election of the director concerned.

2.	The term of office of a director who replaced a director who retired from the position before the end of the term of office, and the term of office of a director who was additionally elected, shall be the same as the term of office of other existing directors.
Article 23 (Convocation notice of a meeting of the Board of Directors)
1.	Notice convening a meeting of the Board of Directors shall be given to each director and each corporate auditor at least three days prior to the date of the meeting, provided, however, that this period may be reduced when necessary due to an emergency.

2	If the consent of all directors and corporate auditors has been obtained, a meeting of the Board of Directors may be convened without following the procedures of convocation.
Article 24 (Representative director)
     The Board of Directors shall, by its resolution, elect a representative director.
Article 25 (Resolution of the Board of Directors)
     A resolution of the Board of Directors may be passed by a majority of the directors present at a meeting attended by a majority of the directors with authority to vote on the resolution.
Article 26 (Omission of the resolution of the Board of Directors)
     The Company shall deem that there was a resolution of the Board of Directors if the conditions of Article 370 of the Companies Act are satisfied.
Article 27 (Minutes of the Board of Directors)
1.	The minutes of meetings of the Board of Directors shall record the substance of the proceedings of the meeting in accordance with laws and regulations, and directors and corporate auditors who attended the meeting shall affix their signature and seals or electronic signatures on the minutes.

2.	The original minutes of meetings of the Board of Directors shall be kept at the Company’s head office for ten years.
Article 28 (Board of Directors Regulations)
     Except as otherwise prescribed by laws or regulations or in these Articles of Incorporation, the selection of executive directors, such as the chairman and president, and matters related to the convenor and chair of meetings of the Board of Directors, and other matters related to the Board of Directors, shall be governed by the Board of Directors Regulations established by a resolution of the Board of Directors.
Article 29 (Remuneration of directors, etc.)
     Remuneration, bonuses and other compensation received from the Company as consideration for duties performed (the “Remuneration, etc.”) for directors shall be determined pursuant to a resolution of a general shareholders’ meeting.

Article 30 (Release of directors from liability)
1.	The Company may, pursuant to a resolution of its Board of Directors and in accordance with Paragraph 1, Article 426 of the Companies Act, release a director (including a person who was a director) from liability for damages caused by a breach of duty as a director, to the extent permitted by laws or regulations.

2.	The Company may, in accordance with Paragraph 1, Article 427 of the Companies Act, enter into an agreement with an independent director limiting liability for damages caused by a breach of duty. In this event, the maximum liability pursuant to said agreement shall be the amount prescribed by laws or regulations.
Chapter 5 Statutory Auditors and Board of Statutory Auditors
Article 31. (Number of Statutory Auditors)
     The number of statutory auditors shall not exceed five.
Article 32. (Method of Election of Statutory Auditors)
1.	Statutory auditors shall be elected at general shareholders’ meeting.

2.	Resolutions on the election of statutory auditors shall be made with the approval of a majority of the voting rights of shareholders who are present and own at least one-third of the total voting rights of the shareholders who can exercise voting rights at general shareholders’ meetings.
Article 33. (Term of Statutory Auditors)
1.	The term of office of the statutory auditor shall expire at the close of the ordinary general shareholders’ meeting for the last fiscal year of the fiscal years terminating within four years of his or her election.

2.	The term of office of the statutory auditor who has been elected to fill a vacancy caused by the resignation of a statutory auditor who has resigned before the termination of his or her term shall expire when the term of office of the statutory auditor who has resigned ends.
Article 34. (Standing Statutory Auditors)
     The Board of Statutory Auditors shall appoint standing statutory auditors through its resolutions.
Article 35. (Notice of Board of Statutory Auditors Meeting)
1.	When a meeting of the Board of Statutory Auditors is convened, the notice of a Board of Statutory Auditors meeting shall be given to each statutory auditor at least three days before the day of the meeting. The period may be reduced in case of emergency.

2.	With the consent of all statutory auditors, the procedures for convening a meeting of the Board of Statutory Auditors may be omitted.
Article 36. (Method for Resolutions by the Board of Statutory Auditors)

     Resolutions of the Board of Statutory Auditors shall be adopted by a majority of the statutory auditors unless otherwise stipulated by laws and ordinances.
Article 37. (Minutes of Board of Statutory Auditors Meetings)
1.	The minutes of meetings of the Board of Statutory Auditors shall be prepared based on laws and ordinances. The statutory auditors who have been present shall place their signatures and seals or electronic signatures on the minutes.

2.	The originals of the minutes stipulated in the preceding paragraph shall be kept at the head office for ten years.
Article 38. (Regulations for the Board of Statutory Auditors)
     Matters relating to the Board of Statutory Auditors shall be stipulated by the regulations for the Board of Statutory Auditors established by the Board of Statutory Auditors as well as laws and ordinances and the Articles of Incorporation.
Article 39. (Compensation for Statutory Auditors)
     Compensation for statutory auditors shall be determined by resolution of the general shareholders’ meeting.
Article 40. (Exemption from Liability of Statutory Auditors)
1.	Pursuant to the provision of Paragraph 1, Article 426 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt statutory auditors (including former statutory auditors) from their liability for damages arising from a failure to carry out their duties to the extent legally allowed.

2.	Pursuant to the provision of Paragraph 1, Article 427 of the Companies Act, the Company may enter into agreements with outside statutory auditors which limit their liability for damages arising from a failure to carry out their duties, provided, however, that the maximum liability for damages under the agreements shall be as set forth in laws and ordinances.
Chapter 6 Accounting Auditor
Article 41. (Election of Accounting Auditors)
     Accounting auditors shall be elected at general shareholders’ meetings.
Article 42. (Term of Accounting Auditors)
1.	The term of office of accounting auditors shall expire at the close of the ordinary general shareholders’ meeting for the last fiscal year of the fiscal years terminating within one year of their election.

2.	When no specific resolution has been made with respect to accounting auditors at the ordinary general shareholders’ meeting mentioned in the preceding paragraph, the accounting auditors shall be deemed to have been reelected at the meeting.
Article 43. (Exemption from Liability of Accounting Auditors)
1.	Pursuant to the provision of Paragraph 1, Article 426 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt accounting auditors (including former accounting auditors) from their liability for damages arising from a failure to carry out their duties to the extent legally allowed.

2.	Pursuant to the provision of Paragraph 1, Article 427 of the Companies Act, the Company may enter into agreements with accounting auditors which limit their liability for damages arising from a failure to carry out their duties, provided, however, that the maximum liability for damages under the agreements shall be as set forth in laws and ordinances.
Chapter 7 Accounting
Article 44. (Fiscal Year)
     The fiscal year of the Company shall be every year from November 1 to October 31 of the following year.
Article 45. (Decision-Making Body for Dividends)
     Unless otherwise provided by laws and ordinances, the Company shall determine dividends and other matters provided in each item of Paragraph 1, Article 459 of the Companies Act by resolution of the Board of Directors.
Article 46. (Dividends)
1.	The Company may pay year-end dividends for which the record dates shall be October 31 of each year.

2.	The Company may pay interim dividends for which the record dates shall be April 30 of each year.

3.	In addition to the dividends stipulated in the preceding two paragraphs, the Company may pay dividends by setting other record dates.
Article 47. (Limitation on Claims for Dividends)
1.	When dividend assets are in cash, the Company shall not have an obligation to pay the dividends if the dividends have not been received within three full years from the date the payments begin.

2.	No interest shall accrue on dividends payable.

Supplementary Provisions
Article 1. (Initial Fiscal Year)
     Notwithstanding the provision of Article 44, the initial fiscal year of the Company shall be from the date of incorporation of the Company to October 31, 2011.
Article 2. (First Compensation for Directors and Statutory Auditors)
     Notwithstanding the provisions of Articles 29 and 39, compensation for directors and statutory auditors of the Company from the date of incorporation of the Company to the end of the first ordinary general shareholders’ meeting shall be as follows:
(1)	Directors: 700 million yen or less

(2)	Statutory auditors: 40 million yen or less
Article 3. (Deletion of the Supplementary Provisions)
     The supplementary provisions shall be deleted at the end of the first ordinary general shareholders’ meeting.

Attachment B
Details of the Eighth Share Subscription Rights in CHINTAI Corporation
1. Name of share subscription rights
     The eighth share subscription rights in CHINTAI Corporation (“the Company”)
2. Type and number of shares underlying the share subscription rights
9,140 shares of common stock of the Company
The number of shares underlying one subscription right to shares (the “Number of Shares to Be Granted”) shall be one share of common stock of the Company. If the Number of Shares to Be Granted is adjusted as described below, the number of shares underlying the share subscription rights shall be adjusted to the adjusted Number of Shares to Be Granted multiplied by the total number of share subscription rights. If the Company carries out a stock split (or gratis allocation of shares of common stock; the same shall apply hereinafter) or a reverse stock split after the date when the share subscription rights are allotted (the “Allotment Date”), the Number of Shares to Be Granted shall be adjusted in accordance with the formula below. The adjustment shall be applied to the Number of Shares to Be Granted for the share subscription rights that have not been exercised at the time of the adjustment, and fractions less than one share resulting from the adjustment shall be rounded down.
Number of Shares to Be Granted after adjustment = Number of Shares to Be Granted before adjustment × Stock split (or reverse stock split) ratio
In addition to the above case, if an adjustment of the Number of Shares to Be Granted is needed, the Company shall carry out the adjustment deemed reasonable.
3. Total number of share subscription rights
The total number of share subscription rights shall be 9,140.
The number above is the number of share subscription rights planned to be allotted. If the number of share subscription rights requested by subscribers is less than the number of subscription rights planned to be allotted, the total number of share subscription rights shall be the number of share subscription rights requested by subscribers.
4. Cash paid in exchange for share subscription rights
No transfer of cash shall be required for the share subscription rights.
5. Allotment Date of share subscription rights
April 30, 2010
6. Method for calculating the amount of assets contributed on exercise of the share subscription rights
The amount of assets contributed upon exercise of each subscription right to shares shall be calculated by multiplying the paid-in value per share (the “Exercise Price”) delivered upon exercise of each subscription right to shares by the Number of Shares to Be Granted.
The Exercise Price shall be calculated in the following way:
The Exercise Price shall be calculated by multiplying 1.05 by the average closing price of the Company’s common stock quoted on the Osaka Securities Exchange (excluding days when no trading is carried out) on ordinary trading days in the month prior to the Allotment Date with fractions less than one yen rounded up to the nearest one yen. If the calculated amount is lower than the closing price on the Allotment Date (or, if no trading is carried out on the Allotment Date, the closing price of the nearest day prior to the Allotment Date), the closing price on the Allotment Date shall be the Exercise Price.

If any any one of the following events occurs after the Allotment Date, the Exercise Price shall be adjusted.
(i)	If the Company conducts a share-split or a reverse share-split, the Exercise Price shall be adjusted in accordance with the following formula, and fractions of less than one yen resulting from the adjustment shall be rounded up to the nearest one yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	×	1

Ratio of share-split or reverse share-split
(ii)	The Exercise Price shall be adjusted in accordance with the following formula if the Company issues new shares or disposes of its treasury stocks at a price below the market price. Any fractions less than one yen resulting from this adjustment shall be rounded up to the nearest one yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	×	Number of shares outstanding +	Number of shares newly issued	× Paid-in value per share

Market value

				Number of shares	+	Number of shares
				outstanding		newly issued
The “number of shares outstanding” stated in the above formula is the number calculated by deducting the number of treasury stocks held by the Company from the number of the Company’s common stocks outstanding. In the case of the disposal of treasury stocks, the “number of shares newly issued” shall be deemed to be replaced with the “number of treasury stocks to be disposed of.”
(iii)	If the adjustment is required for unavoidable reasons, including a merger or a company split involving the Company, the Exercise Price shall be adjusted to the reasonable extent, by taking into account conditions for the merger or company split.
7. Exercise period of the share subscription rights
From May 1, 2012 to April 30, 2014
8. Conditions for the exercise of the share subscription rights
(i)	A person having share subscription rights (“Share Subscription Right Holder”) must be a director, a corporate auditor, or an employee of the Company or a subsidiary of the Company when the person exercises his or her share subscription rights. However, this shall not apply if the person’s term of office expires, if the person retires at retirement age or is made redundant, or if the person resigns on grounds acknowledged as reasonable by the Board of Directors.

(ii)	Inheritance of share subscription rights shall not be allowed.

(iii)	Partial exercise of each subscription right shall not be allowed.

(iv)	Other conditions shall be set forth in the “Subscription Rights to Shares Allocation Aggreement” that is entered into between the Company and Share Subscription Right Holders under a resolution of the Board of Directors.
9. Grounds and conditions for the acquisition of share subscription rights
If a proposal for the approval of a merger agreement in which the Company ceases to exist, or a proposal for the approval of a stock swap agreement or a stock transfer plan in which the Company will become a wholly owned subsidiary, is approved at a general meeting of shareholders of the Company (or if a resolution for approval is adopted at a meeting of the Board of Directors of the Company when a resolution at a general meeting of shareholders is not required), the Company may acquire the share subscription rights free of charge on the date stipulated separately by the Board of Directors.
10. Restriction on acquiring the share subscription rights by assignment
Acquisition of the share subscription rights by assignment shall require approval by the Board of Directors.
11. Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the share subscription rights
(i)	The amount of increase in capital when shares are issued upon exercise of the share subscription rights shall be one half of the maximum amount of increase in capital, etc., which is calculated in accordance with Paragraph 1 of Article 17 of the Corporate Calculation Regulation, and fractions of less than 1 yen shall be rounded up to the nearest 1 yen.

(ii)	The amount of increase in capital reserve to be increased when shares are issued upon exercise of the share subscription rights shall be the amount calculated by deducting the amount of increase in capital as stated in the preceding paragraph (i) from the maximum amount of increase in capital, etc., as stated in the same paragraph (i) above.
12. Handling of share subscription rights in cases of reorganization actions
If the Company carries out a merger (only if the Company is to be extinguished as a result of the merger), an absorption-type company split or an incorporation-type company split (only if the Company is to be split), or a share exchange or a share transfer (only if the Company is to become a wholly owned subsidiary) (collectively referred to as “Reorganization Actions”), the Company shall deliver share subscription rights of the stock companies provided for in sub-items (a) to (e) of Article 236, Paragraph 1, Item 8 of the Companies Act (“Reorganized Companies”) to the Share Subscription Right Holders who hold outstanding share subscription rights immediately prior to the effective date of Reorganization Actions (the effective date of an absorption-type merger, the date of incorporation of a company as a result of a consolidation-type merger, the effective date of an absorption-type company split, the date of incorporation of a company as a result of an incorporation-type company split, the effective date of a share exchange, or the date of incorporation of a wholly owning parent company as a result of a share transfer; the same shall apply hereinafter) (“Outstanding Subscription Rights to Shares”). In this case, the Outstanding Subscription Rights to Shares shall cease to exist, and Reorganized Companies shall issue new share subscription rights. The delivery of share subscription rights of Reorganized Companies under the conditions stipulated in the following items shall be provided for in an absorption-type merger agreement, a consolidation-type merger agreement, an absorption-type company split agreement, an incorporation-type company split plan, a share exchange agreement, or a share transfer plan:

(i)	Number of share subscription rights of a Reorganized Company to be delivered

The number of share subscription rights to be delivered shall be the same as the number of Outstanding Subscription Rights to Shares held by the Share Subscription Right Holders.

(ii)	Type of shares in the Reorganized Company underlying the share subscription rights

The common stock of the Reorganized Company

(iii)	Number of shares in the Reorganized Company underlying the share subscription rights

The number of shares in the Reorganized Company underlying the share subscription rights shall be determined in accordance with “2. Type and number of shares underlying the share subscription rights,” in consideration of the conditions of the Reorganization Action.

(iv)	Method for calculating the amount of assets contributed on exercise of the share subscription rights

The amount of assets contributed on exercise of the share subscription rights to be delivered shall be calculated by multiplying the Exercise Price after an adjustment to be determined in accordance with the procedure specified in 6. (iii) by the number of shares in the Reorganized Company underlying the share subscription rights to be determined in accordance with the procedure described in (iii) above.

(v)	Exercise period of the share subscription rights

From the beginning of the period specified in “7. Exercise period of the share subscription rights” or the effective date of the Reorganization Action, whichever is later, to the end of the period specified in “7. Exercise period of the share subscription rights.”

(vi)	Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the share subscription rights

The increase in capital and capital reserve when shares are issued upon exercise of the share subscription rights shall be determined in accordance with “11. Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the share subscription rights.”

(vii)	Restriction on acquiring the share subscription rights by assignment

Acquisition of the share subscription rights by assignment shall require approval by the Board of Directors of the Reorganized Company.

(viii)	Grounds and conditions for the acquisition of share subscription rights

The grounds and conditions for the acquisition of share subscription rights shall be determined in accordance with “9. Grounds and conditions for the acquisition of share subscription rights.”
13. Calculation of fractions in the number of shares to be delivered upon exercise of the share subscription rights
If a fraction of less than one share to be delivered occurs upon exercise of the share subscription rights, it shall be rounded down to the nearest one share.

Attachment C
Details of the First Subscription Rights to Shares in ABLE CHINTAI HOLDINGS INC.
1. Name of share subscription rights
The first share subscription rights in ABLE CHINTAI HOLDINGS INC. (“the Company”)
2. Type and number of shares underlying the share subscription rights
The number of shares underlying one subscription right to shares (the “Number of Shares to Be Granted”) shall be 100 shares of common stock in the Company. If the Number of Shares to Be Granted is adjusted as described below, the number of shares underlying the share subscription rights shall be adjusted to the adjusted Number of Shares to Be Granted multiplied by the total number of share subscription rights.
If the Company carries out a stock split (or gratis allocation of shares of common stock; the same shall apply hereinafter) or a reverse stock split for the shares of common stock of the Company, the Number of Shares to Be Granted shall be adjusted in accordance with the formula below. The adjustment shall be applied to the Number of Shares to Be Granted for the share subscription rights that have not been exercised at the time of the adjustment, and fractions less than one share resulting from the adjustment shall be rounded down.
Number of Shares to Be Granted after adjustment = Number of Shares to Be Granted before adjustment × Stock split (or reverse stock split) ratio
In addition to the above case, if an adjustment of the Number of Shares to Be Granted is needed, the Company shall carry out the adjustment deemed reasonable.
3. Total number of share subscription rights
The total number of share subscription rights shall be the same as the number of the eighth share subscription rights in CHINTAI Corporation (“CHINTAI”) just before the date of incorporation of the Company.
4. Cash paid in exchange for share subscription rights
No transfer of cash shall be required for the share subscription rights.
5. Allotment Date of share subscription rights
November 1, 2010
6. Method for calculating the amount of assets contributed on exercise of the share subscription rights
The amount of assets contributed upon exercise of each subscription right to shares shall be calculated by multiplying the paid-in value per share (the “Exercise Price”) delivered upon exercise of each subscription right to shares by the Number of Shares to Be Granted.
The Exercise Price shall be the Exercise Price of the eighth share subscription rights in CHINTAI Corporation divided by 100.

If any one of the following events occurs, the Exercise Price shall be adjusted.
(i)	If the Company conducts a share-split or a reverse share-split, the Exercise Price shall be adjusted in accordance with the following formula, and fractions of less than one yen resulting from the adjustment shall be rounded up to the nearest one yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	×	1

Ratio of share-split or reverse share-split
(ii)	The Exercise Price shall be adjusted in accordance with the following formula if the Company issues new shares or disposes of its treasury stocks at a price below the market price. Any fractions of less than one yen resulting from this adjustment shall be rounded up to the nearest one yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	×	Number of shares outstanding +	Number of shares newly issued	× Paid-in value per share

Market value

				Number of shares	+	Number of shares
				outstanding		newly issued
The “number of shares outstanding” stated in the above formula is the number calculated by deducting the number of treasury stocks held by the Company from the number of the Company’s common stocks outstanding. In the case of the disposal of treasury stocks, the “number of shares newly issued” shall be deemed to be replaced with the “number of treasury stocks to be disposed of.”
(iii)	If the adjustment is required for unavoidable reasons, including a merger or a company split involving the Company, the Exercise Price shall be adjusted to the reasonable extent, by taking into account conditions for the merger or company split.
7. Exercise period of the share subscription rights
From May 1, 2012 to April 30, 2014
8. Conditions for the exercise of the share subscription rights
(i)	A person having share subscription rights (“Share Subscription Right Holder”) must be a director, a corporate auditor, or an employee of the Company or of a subsidiary of the Company when the person exercises his or her subscription rights to shares. However, this shall not apply if the person’s term of office expires, if the persons retires at the retirement age or retires involuntarily, or if the person resigns on grounds acknowledged by the

Board of Directors as reasonable.
(ii)	Inheritance of share subscription rights shall not be allowed.

(iii)	Partial exercise of each subscription right shall not be allowed.
(iv)	Other conditions shall be set forth in the “Subscription Rights to Shares Allocation Agreement” that is entered into between CHINTAI and people to whom the eighth share subscription rights in CHINTAI Corporation have been allocated.
9. Grounds and conditions for the acquisition of share subscription rights
If a proposal for the approval of a merger agreement in which the Company ceases to exist, or a proposal for the approval of a stock swap agreement or a stock transfer plan in which the Company will become a wholly owned subsidiary, is approved at a general meeting of shareholders’ of the Company (or if a resolution for approval is adopted at a meeting of the Board of Directors of the Company when a resolution at a general meeting of shareholders’ is not required), the Company may acquire the share subscription rights free of charge on the date stipulated separately by the Board of Directors.
10. Restriction on acquiring the share subscription rights by assignment
Acquisition of the share subscription rights by assignment shall require approval by the Board of Directors.
11. Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the share subscription rights
(i)	The amount of increase in capital when shares are issued upon exercise of the share subscription rights shall be one half of the maximum amount of increase in capital, etc., which is calculated in accordance with Paragraph 1 of Article 17 of the Corporate Calculation Regulation, and fractions of less than 1 yen shall be rounded up to the nearest 1 yen.

(ii)	The amount of increase in capital reserve to be increased when shares are issued upon exercise of the share subscription rights shall be the amount calculated by deducting the amount of increase in capital as stated in the preceding paragraph (i) from the maximum amount of increase in capital, etc., as stated in the paragraph (i) above.
12. Handling of share subscription rights in cases of reorganization actions
If the Company carries out a merger (only if the Company is to be extinguished as a result of the merger), an absorption-type company split or an incorporation-type company split (only if the Company is to be split), or a share exchange or a share transfer (only if the Company is to become a wholly owned subsidiary) (collectively referred to as “Reorganization Actions”), the Company shall deliver share subscription rights of the stock companies provided for in sub-items (a) to (e) of Article 236, Paragraph 1, Item 8 of the Companies Act (“Reorganized Companies”) to the Share Subscription Right Holders who hold outstanding share subscription rights just before the effective date of Reorganization Actions (the effective date of an absorption-type merger, the date of incorporation of a company as a result of a consolidation-type merger, the effective date of an absorption-type company split, the date of incorporation of a company as a result of an incorporation-type company split, the effective date of a share exchange, or the date of incorporation of a wholly owning parent company as a result of a share transfer; the same shall apply hereinafter) (“Outstanding Subscription Rights to Shares”). In this case, the Outstanding Subscription Rights to Shares shall cease to exist, and Reorganized Companies shall issue new share subscription rights. The delivery of share subscription rights of Reorganized Companies under the conditions stipulated in the following items shall be provided for in an absorption-type merger agreement, a consolidation-type merger agreement, an absorption-type company split agreement, an incorporation-type company split plan, a share exchange agreement, or a share transfer plan:
(i)	Number of share subscription rights of a Reorganized Company to be delivered

The number of share subscription rights to be delivered shall be the same as the number of Outstanding Subscription Rights to Shares held by the Share Subscription Right Holders.

(ii)	Type of shares in the Reorganized Company underlying the share subscription rights

The common stock of the Reorganized Company

(iii)	Number of shares in the Reorganized Company underlying the share subscription rights

The number of shares in the Reorganized Company underlying the share subscription rights shall be determined in accordance with “2. Type and number of shares underlying the share subscription rights,” in consideration of the conditions of the Reorganization Action.

(iv)	Method for calculating the amount of assets contributed on exercise of the share subscription rights

The amount of assets contributed on exercise of the share subscription rights to be delivered shall be calculated by multiplying the Exercise Price after an adjustment to be determined in accordance with the procedure specified in 6. (iii) by the number of shares in the Reorganized Company underlying the share subscription rights to be determined in accordance with the procedure described in (iii) above.

(v)	Exercise period of the share subscription rights

From the beginning of the period specified in “7. Exercise period of the share subscription rights” or the effective date of the Reorganization Action, whichever is later, to the end of the period specified in “7. Exercise period of the share subscription rights.”

(vi)	Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the share subscription rights

The increase in capital and capital reserve when shares are issued upon the exercise of the share subscription rights shall be determined in accordance with “11. Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the share subscription rights.”

(vii)	Restriction on acquiring the share subscription rights by assignment

Acquisition of the share subscription rights by assignment shall require approval by the Board of Directors of the Reorganized Company.

(viii)	Grounds and conditions for the acquisition of share subscription rights

The grounds and conditions for the acquisition of share subscription rights shall be determined in accordance with “9. Grounds and conditions for the acquisition of share subscription rights.”
13. Calculation of fractions in the number of shares to be delivered upon exercise of the share subscription rights
If a fraction of less than one share to be delivered occurs upon exercise of the share subscription rights, it shall be rounded down to the nearest one share.

Attachment D
Details of the First Subscription Rights to Shares in ABLE Inc.
1. Name of share subscription rights
The first share subscription rights in ABLE Inc. (“the Company”)
2. Type and number of shares underlying the share subscription rights
The number of shares underlying the share subscription rights shall be 30,000 shares of common stock in the Company. If the number of shares to be granted per subscription right to shares is adjusted as described below, the number of shares underlying the share subscription rights shall be adjusted to the adjusted number of shares to be granted per subscription right to shares multiplied by the total number of share subscription rights.
The number of shares underlying one subscription right to shares (the “Number of Shares to Be Granted”) shall be 100 shares of common stock in the Company. If the Company carries out a stock split (or gratis allocation of shares of common stock; the same shall apply hereinafter) or a reverse stock split after the date when the share subscription rights were allotted as prescribed in item 5. below (“the Allotment Date”), the Number of Shares to Be Granted shall be adjusted in accordance with the formula below. The adjustment shall be applied to the Number of Shares to Be Granted for the share subscription rights that have not been exercised at the time of the adjustment, and fractions less than one share resulting from the adjustment shall be rounded down.
Number of Shares to Be Granted after adjustment = Number of Shares to Be Granted before adjustment × Stock split (or reverse stock split) ratio
In addition to the above case, if an adjustment of the Number of Shares to Be Granted is needed, the Company shall carry out the adjustment deemed reasonable.
3. Total number of share subscription rights
300
4. Cash paid in exchange for share subscription rights
No transfer of cash shall be required for the share subscription rights.
5. Allotment Date of share subscription rights
August 21, 2009
6. Method for calculating the number of assets contributed on exercise of the share subscription rights
The amount of assets contributed upon exercise of each subscription right to shares shall be calculated by multiplying the paid-in value per share (the Exercise Price”) delivered upon exercise of each subscription right to shares by the Number of Shares to Be Granted.
The Exercise Price is 1,014 yen.
If any one of the following events occurs after the Allotment Date, the Exercise Price shall be adjusted:

(i)	If the Company conducts a share-split or a reverse share-split, the Exercise Price shall be adjusted in accordance with the following formula, and fractions of less than one yen resulting from the adjustment shall be rounded up to the nearest one yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	×	1

Ratio of share-split or reverse share-split
(ii)	The Exercise Price shall be adjusted in accordance with the following formula if the Company issues new shares or disposes of its treasury stocks at a price below the market price. Any fractions of less than one yen resulting from this adjustment shall be rounded up to the nearest one yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	×	Number of shares outstanding +	Number of shares newly issued	× Paid-in value per share

Market value

				Number of shares	+	Number of shares
				outstanding		newly issued
The “number of shares outstanding” stated in the above formula is the number calculated by deducting the number of treasury stocks held by the Company from the number of the Company’s common stocks outstanding. In the case of the disposal of treasury stocks, the “number of shares newly issued” shall be deemed to be replaced with the “number of treasury stocks to be disposed of.”
(iii)	If the adjustment is required for unavoidable reasons, including a merger or a company split involving the Company, the Exercise Price shall be adjusted to the reasonable extent, by taking into account conditions for the merger or company split.
7. Exercise period of the share subscription rights
From February 22, 2010 to February 21, 2015
8. Conditions for the exercise of the share subscription rights
(i)	A person having share subscription rights (“Share Subscription Right Holder”) must be a director, an executive officer, or an employee of the Company when the person exercises his or her subscription rights to shares. However, this shall not apply if the person’s term of office expires, if the person retires at retirement age or is made redundant, or if the person resigns on grounds acknowledged by the Board of Directors as reasonable.

(ii)	Inheritance of share subscription rights shall not be allowed.

(iii)	Partial exercise of each subscription right shall not be allowed.
(iv)	Other conditions shall be set forth in the “Subscription Rights to Shares Allocation Agreement” that is entered into between the Company and Share Subscription Right Holders under a resolution of the Board of Directors.

9. Grounds and conditions for the acquisition of share subscription rights
If a proposal for the approval of a merger agreement in which the Company ceases to exist, or a proposal for the approval of a stock swap agreement or a stock transfer plan in which the Company will become a wholly owned subsidiary, is approved at a general meeting of shareholders’ of the Company (or if a resolution for approval is adopted at a meeting of the Board of Directors of the Company when a resolution at a general meeting of shareholders’ is not required), the Company may acquire the share subscription rights free of charge on the date stipulated separately by the Board of Directors.
10. Restriction on acquiring the share subscription rights by assignment
Acquisition of the share subscription rights by assignment shall require approval by the Board of Directors.
11. Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the subscription rights to shares
(i)	The amount of increase in capital when shares are issued upon exercise of the subscription rights to shares shall be one half of the maximum amount of increase in capital, etc., which is calculated in accordance with Paragraph 1 of Article 17 of the Corporate Calculation Regulation, and fractions of less than 1 yen shall be rounded up to the nearest 1 yen.

(ii)	The amount of increase in capital reserve to be increased when shares are issued upon exercise of the subscription rights to shares shall be the amount calculated by deducting the amount of increase in capital as stated in the preceding paragraph (i) from the maximum amount of increase in capital, etc., as stated in the same paragraph (i) above.
12. Handling of subscription rights to shares in cases of reorganization actions
If the Company carries out a merger (only if the Company is to be extinguished as a result of the merger), an absorption-type company split or an incorporation-type company split (only if the Company is to be split), or a share exchange or a share transfer (only if the Company is to become a wholly owned subsidiary) (collectively referred to as “Reorganization Actions”), the Company shall deliver subscription rights to shares of the stock companies provided for in sub-items (a) to (e) of Article 236, Paragraph 1, Item 8 of the Companies Act (“Reorganized Companies”) to the Share Subscription Right Holders who hold outstanding subscription rights to shares just before the effective date of Reorganization Actions (the effective date of an absorption-type merger, the date of incorporation of a company as a result of a consolidation-type merger, the effective date of an absorption-type company split, the date of incorporation of a company as a result of an incorporation-type company split, the effective date of a share exchange, or the date of incorporation of a wholly owning parent company as a result of a share transfer; the same shall apply hereinafter) (“Outstanding Subscription Rights to Shares”). In this case, the Outstanding Subscription Rights to Shares shall cease to exist, and Reorganized Companies shall issue new subscription rights to shares. The delivery of subscription rights to shares of Reorganized Companies under the conditions stipulated in the following items shall be provided for in an absorption-type merger agreement, a consolidation-type merger agreement, an absorption-type company split agreement, an incorporation-type company split plan, a share exchange agreement, or a share transfer plan:
(i)	Number of subscription rights to shares of a Reorganized Company to be delivered The number of subscription rights to shares to be delivered shall be the same as the number of Outstanding Subscription Rights to Shares held by the Share Subscription Right Holders.

(ii)	Type of shares in the Reorganized Company underlying the subscription rights to shares

The common stock of the Reorganized Company

(iii)	Number of shares in the Reorganized Company underlying the subscription rights to shares

The number of shares in the Reorganized Company underlying the subscription rights to shares shall be determined in accordance with “2. Type and number of shares underlying the subscription rights to shares,” in consideration of the conditions of the Reorganization Action.

(iv)	Method for calculating the amount of assets contributed on exercise of the subscription rights to shares

The amount of assets contributed on exercise of the subscription rights to shares to be delivered shall be calculated by multiplying the Exercise Price after an adjustment to be determined in accordance with the procedure specified in 6. (iii) by the number of shares in the Reorganized Company underlying the subscription rights to shares to be determined in accordance with the procedure described in (iii) above.

(v)	Exercise period of the subscription rights to shares

From the beginning of the period specified in “7. Exercise period of the subscription rights to shares” or the effective date of the Reorganization Action, whichever is later, to the end of the period specified in “7. Exercise period of the subscription rights to shares.”

(vi)	Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the subscription rights to shares

The increase in capital and capital reserve when shares are issued upon exercise of the subscription rights to shares shall be determined in accordance with “11. Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the subscription rights to shares.”

(vii)	Restriction on acquiring the subscription rights to shares by assignment

Acquisition of the subscription rights to shares by assignment shall require approval by the Board of Directors of the Reorganized Company.

(viii)	Grounds and conditions for the acquisition of subscription rights to shares

The grounds and conditions for the acquisition of subscription rights to shares shall be determined in accordance with “9. Grounds and conditions for the acquisition of subscription rights to shares.”
13. Calculation of fractions in the number of shares to be delivered upon exercise of the subscription rights to shares
If a fraction of less than one share to be delivered occurs upon exercise of the subscription rights to shares, it shall be rounded down to the nearest one share.
14. Replacement of the provisions of this Attachment and associated amendments
If the provisions of this Attachment need to be replaced or otherwise amended, the Company may make related amendments to the provisions of the Attachment in ways that the Company considers appropriate, in accordance with the provisions of the Companies Act and the purpose of the subscription rights to shares. The revisions shall be considered part of the Attachment.
15. Other
The work necessary for the issuing of the subscription rights to shares, including the determination of the details of the issuing and allotment of the subscription rights to shares and the implementation of procedures necessary for the issuance of the subscription right to shares, shall be left to the discretion of the representative director and president of the Company.

Attachment E
Details of the Second Subscription Rights to Shares in ABLE CHINTAI HOLDINGS INC.
1. Name of subscription rights to shares
The second subscription rights to shares in ABLE CHINTAI HOLDINGS INC. (“the Company”)
2. Type and number of shares underlying the subscription rights to shares
The number of shares underlying one subscription right to shares (the “Number of Shares to Be Granted”) shall be 230 common shares in the Company. If the Company carries out a stock split (or gratis allocation of common shares; the same shall apply hereinafter) or a reverse stock split, the Number of Shares to Be Granted shall be adjusted in accordance with the formula below. The adjustment shall be applied to the Number of Shares to Be Granted for the subscription rights to shares that have not been exercised at the time of the adjustment, and fractions less than one share resulting from the adjustment shall be rounded down.
Number of Shares to Be Granted after adjustment = Number of Shares to Be Granted before adjustment
× Stock split (or reverse stock split) ratio
In addition to the above case, if an adjustment of the Number of Shares to Be Granted is needed, the Company shall carry out the adjustment deemed reasonable.
3. Total number of subscription rights to shares
The total number of subscription rights to shares shall be 300.
The number above is the number of subscription rights to shares planned to be allotted. The number of the first subscription rights to shares in ABLE Inc. (“ABLE”) that have been exercised by the day before the date of incorporation of the Company shall be subtracted from the total number.
4. Cash paid in exchange for subscription rights to shares
No transfer of cash shall be required for the subscription rights to shares.
5. Allotment Date of subscription rights to shares
November 1, 2010
6. Method for calculating the amount of assets contributed on exercise of the subscription rights to shares
The amount of assets contributed upon exercise of each subscription right to shares shall be calculated by multiplying the paid-in value per share (the “Exercise Price”) delivered upon exercise of each subscription right to shares by the Number of Shares to Be Granted. The Exercise Price shall be 441 yen. If any one of the following events occurs, the Exercise Price shall be adjusted.
(i)	If the Company conducts a share-split or a reverse share-split, the Exercise Price shall be adjusted in accordance with the following formula, and fractions of less than one yen resulting from the adjustment shall be rounded up to the nearest one yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	×	1

Ratio of share-split or reverse share-split
(ii)	The Exercise Price shall be adjusted in accordance with the following formula if the Company issues new shares or disposes of its treasury stocks at a price below the market price. Any fractions less than one yen resulting from this adjustment shall be rounded up to the nearest one yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	×	Number of shares outstanding +	Number of shares newly issued	× Paid-in value per share

Market value

				Number of shares	+	Number of shares
				outstanding		newly issued
The “number of shares outstanding” stated in the above formula is the number calculated by deducting the number of treasury stocks held by the Company from the number of the Company’s common stocks outstanding. In the case of the disposal of treasury stocks, the “number of shares newly issued” shall be deemed to be replaced with the “number of treasury stocks to be disposed of.”
(iii)	If the adjustment is required for unavoidable reasons, including a merger or a company split involving the Company, the Exercise Price shall be adjusted to the reasonable extent, by taking into account conditions for the merger or company split.
7. Exercise period of the subscription rights to shares
From November 1, 2010 to February 21, 2015
8. Conditions for the exercise of the subscription rights to shares
(i)	A person having subscription rights to shares (“Share Subscription Right Holder”) needs to be a director, an executive officer, or an employee of the Company or a subsidiary of the Company when he or she exercises his or her subscription rights to shares. However, this shall not apply if his or her term of office expires, if he or she retires at the retirement age or retires involuntarily, or if he or she retires for other good reasons that the Board of Directors accepts.

(ii)	Inheritance of subscription rights to shares shall not be allowed.

(iii)	Partial exercise of each subscription right shall not be allowed.

(iv)	Other conditions shall be set forth in the “Subscription Rights to Shares Allocation Agreement” that is entered into between ABLE and people to whom the first subscription rights to shares in ABLE have been allocated.
9. Grounds and conditions for the acquisition of subscription rights to shares
If a proposal for the approval of a merger agreement in which the Company ceases to exist, or a proposal for the approval of a stock swap agreement or a stock transfer plan in which the Company will become a wholly owned subsidiary, is approved at a general meeting of shareholders’ of the Company (or if a resolution for approval is adopted at a meeting of the Board of Directors of the Company when a resolution at a general meeting of shareholders is not required), the Company may acquire the subscription rights to shares free of charge on the date stipulated separately by the Board of Directors.
10. Restriction on acquiring the subscription rights to shares by assignment
Acquisition of the subscription rights to shares by assignment shall require approval by the Board of Directors.
11. Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the subscription rights to shares
(i)	The amount of increase in capital when shares are issued upon exercise of the subscription rights to shares shall be one half of the maximum amount of increase in capital, etc., which is calculated in accordance with Paragraph 1 of Article 17 of the Corporate Calculation Regulation, and fractions of less than 1 yen shall be rounded up to the nearest 1 yen.

(ii)	The amount of increase in capital reserve to be increased when shares are issued upon exercise of the subscription rights to shares shall be the amount calculated by deducting the amount of increase in capital as stated in the preceding paragraph (i) from the maximum amount of increase in capital, etc., as stated in the same paragraph (i) above.
12. Handling of subscription rights to shares in cases of reorganization actions
If the Company carries out a merger (only if the Company is to be extinguished as a result of the merger), an absorption-type company split or an incorporation-type company split (only if the Company is to be split), or a share exchange or a share transfer (only if the Company is to become a wholly owned subsidiary) (collectively referred to as “Reorganization Actions”), the Company shall deliver subscription rights to shares of the stock companies provided for in sub-items (a) to (e) of Article 236, Paragraph 1, Item 8 of the Companies Act (“Reorganized Companies”) to the Share Subscription Right Holders who hold outstanding subscription rights to shares just before the effective date of Reorganization Actions (the effective date of an absorption-type merger, the date of incorporation of a company as a result of a consolidation-type merger, the effective date of an absorption-type company split, the date of incorporation of a company as a result of an incorporation-type company split, the effective date of a share exchange, or the date of incorporation of a wholly owning parent company as a result of a share transfer; the same shall apply hereinafter) (“Outstanding Subscription Rights to Shares”). In this case, the Outstanding Subscription Rights to Shares shall cease to exist, and Reorganized Companies shall issue new subscription rights to shares. The delivery of subscription rights to shares of Reorganized Companies under the conditions stipulated in the following items shall be provided for in an absorption-type merger agreement, a consolidation-type merger agreement, an absorption-type company split agreement, an incorporation-type company split plan, a share exchange agreement, or a share transfer plan:
(i)	Number of subscription rights to shares of a Reorganized Company to be delivered

The number of subscription rights to shares to be delivered shall be the same as the number of Outstanding Subscription Rights to Shares held by the Share Subscription Right Holders

(ii)	Type of shares in the Reorganized Company underlying the subscription rights to shares

The common stock of the Reorganized Company

(iii)	Number of shares in the Reorganized Company underlying the subscription rights to shares

The number of shares in the Reorganized Company underlying the subscription rights to shares shall be determined in accordance with “2. Type and number of shares underlying the subscription rights to shares,” in consideration of the conditions of the Reorganization Action.

(iv)	Method for calculating the amount of assets contributed on exercise of the subscription rights to shares

The amount of assets contributed on exercise of the subscription rights to shares to be delivered shall be calculated by multiplying the Exercise Price after an adjustment to be determined in accordance with the procedure specified in 6.(iii) by the number of shares in the Reorganized Company underlying the subscription rights to shares to be determined in accordance with the procedure described in (iii) above.

(v)	Exercise period of the subscription rights to shares

From the beginning of the period specified in “7. Exercise period of the subscription rights to shares” or the effective date of the Reorganization Action, whichever is later, to the end of the period specified in “7. Exercise period of the subscription rights to shares.”

(vi)	Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the subscription rights to shares

The increase in capital and capital reserve when shares are issued upon exercise of the subscription rights to shares shall be determined in accordance with “11. Matters concerning the increase in capital and capital reserve when shares are issued upon exercise of the subscription rights to shares.”

(vii)	Restriction on acquiring the subscription rights to shares by assignment

Acquisition of the subscription rights to shares by assignment shall require approval by the Board of Directors of the Reorganized Company.

(viii)	Grounds and conditions for the acquisition of subscription rights to shares

The grounds and conditions for the acquisition of subscription rights to shares shall be determined in accordance with “9. Grounds and conditions for the acquisition of subscription rights to shares.”
13. Calculation of fractions in the number of shares to be delivered upon exercise of the subscription rights to shares
If a fraction of less than one share to be delivered occurs upon exercise of the subscription rights to shares, it shall be rounded down to the nearest one share.
14. Replacement of the provisions of this Attachment and associated amendments
If the provisions of this Attachment need to be replaced or amended, the Company may make the replacement or amendment in the way that the Company considers appropriate, in accordance with the provisions of the Companies Act and the purpose of the subscription rights to shares. Any amendments shall be considered part of the Attachment.
15. Other
The work necessary for issuing the subscription rights to shares, including the determination of the details of the issuing and allotment of the subscription rights to shares and the procedures necessary to issue subscription rights to shares, shall be left to the discretion of the Company’s president and representative director.

3. Reasonableness of decisions relating to the provisions of Article 773, Paragraph 1, Items 5 and 6 of the Companies Act
(1)	In association with the establishment of ABLE CHINTAI HOLDINGS INC., the Company and ABLE, both of which will become a wholly owned subsidiary of ABLE CHINTAI HOLDINGS INC. through stock transfer, have determined the ratio of the numbers of common shares in ABLE CHINTAI HOLDINGS INC. to be allotted to the shareholders of the Company and ABLE (the stock transfer ratio).
(i)	The table below shows the stock transfer ratio.

Company	The Company	ABLE
Stock transfer ratio	1	0.023

(Note) 1.	For every common share in the Company, 100 common shares in ABLE CHINTAI HOLDINGS INC. will be allotted, and for every common share in ABLE, 2.3 common shares in ABLE CHINTAI HOLDINGS INC. will be allotted. The number of ABLE CHINTAI HOLDINGS INC. shares per unit will be 100.

If the number of common shares in ABLE CHINTAI HOLDINGS INC. that needs to be delivered to the shareholders of the Company or ABLE for the stock transfer includes a fraction of less than one share, an amount of money will be paid to the shareholders in proportion to the fraction under the provisions of Article 234 of the Companies Act and other applicable laws and ordinances.

If there are any material changes in the basic conditions for the calculation, the stock transfer ratios may be changed through consultation between both parties.

2.	Number of new shares in ABLE CHINTAI HOLDINGS INC. to be delivered in the stock transfer (plan)

82,688,504 common shares

The number is calculated based on the total number of outstanding shares in the Company (550,348 as of January 31, 2010) and the total number of outstanding shares in ABLE (13,740,173 as of December 31, 2009). Since the Company and ABLE plan to write off all of their respective treasury stock just before the stock transfer, 33,200 shares of treasury stock that the Company held as of the end of January 2010 and 273,345 shares of treasury stock that ABLE held as of the end of December 2009 are excluded from the calculation of the number of new shares to be delivered. If the total number of outstanding shares of the Company or ABLE changes, the number of new shares that ABLE CHINTAI HOLDINGS INC. will deliver could change.
(ii)     The basis for the calculation of the stock transfer ratios is as follows:
(a)     Basis for the calculation
     To ensure fairness in the calculation of the stock transfer ratio used for the stock transfer, ABLE and the Company requested A.G.S. Consulting Co., Ltd. (herein after, “A.G.S. Consulting”) and Nakachi Corporate Finance respectively to calculate the stock transfer ratios, after which both companies subsequently received a stock transfer ratio report.
     A.G.S. Consulting analysed the conditions for the stock transfers and, because the common shares of both companies have market stock prices, calculated a range of stock transfer ratios, using the market stock price method. A.G.S. Consulting also calculated the value of both companies, using the comparable multiples method and the discounted cash flow (DCF) method. If a market stock price at a certain point of time is used in the market stock price method, aberrations in the value creation process cannot be excluded. On the other hand, market stock prices over the long term do not accurately reflect the current earnings level. For these reasons, generally, market stock prices over certain periods are used. Considering recent market price trends, A.G.S. Consulting calculated a range of stock transfer ratios based on the arithmetic stock price averages of closing prices for one month, three months, six months before April 9, 2010, the reference date, and from the first business day after the March 17, 2010 announcement of the financial results for the first quarter of the fiscal year ending October 31, 2010, to the reference date. A.G.S. Consulting also employed the comparable multiples method and analyzed the comparable multiples of similar listed companies, considering that the method, which uses the stock prices and financial data of competitors, reflects the market situation objectively as the market stock price method does. The DCF method is based on the future cash flows (earnings capacity) of companies, and A.G.S. Consulting considered the method suitable for the valuation of the going concern. A.G.S. Consulting calculated the present corporate value of the Company and ABLE by discounting their future cash flow calculations based on their business plans, using a certain discount rate. No significant changes are expected in the companies’ profit plans that were used in the DCF method.
The table below shows the calculations of A.G.S. Consulting by each method. The range of stock transfer ratio is a range of numbers of common shares to be allotted for a common share of ABLE assuming that the number of common shares of the Company is one.

	Method	Range of stock transfer ratios
	Market stock price method	0.021 ~ 0.026
‚	Comparable multiples method	0.023 ~ 0.027
ƒ	DCF method	0.020 ~ 0.028
     In calculating the stock transfer ratio, A.G.S. Consulting, in principle, used information and materials provided by both companies and information disclosed to the general public as they were and assumed that the information and materials were all accurate and complete. A.G.S. Consulting did not verify the accuracy or completeness of the information and materials independently. A.G.S. Consulting did not conduct any independent valuation, appraisal, or assessment of the assets and liabilities (including contingent claims) of either company or their subsidiaries and affiliates, or any analysis or valuation of each item of the assets and liabilities, nor did it request a third party to conduct any appraisal or assessment. A.G.S. Consulting’s stock transfer ratio calculation reflects information and economic conditions as of April 9, 2010.
     Nakachi Corporate Finance analyzed the conditions for the stock transfers and, because the common shares of both companies have market stock prices, calculated a range of stock transfer ratios, using the average market stock price method. To examine and include factors that are not reflected in market stock prices, Nakachi Corporate Finance also calculated the value of both companies, using the discounted cash flow (DCF) method. In contrast, Nakachi Corporate Finance did not employ the method of analysis based on the multiples of similar public companies, because it is difficult to choose public companies similar to those that were evaluated. In principle, market stock prices at points of time close to the evaluation point are used in the average market stock price method. However, if only a market price at the evaluation point is used, aberrations could not be excluded. Nakachi Corporate Finance therefore calculated a range of stock transfer ratios based on the closing price on April 9, 2010, the reference date, and the averages of closing prices for one month and three months before the reference date. No significant changes are expected in the profit plans of the Company and ABLE that Nakachi Corporate Finance used as assumptions for its evaluation by the DCF method.
     The table below shows the calculations of Nakachi Corporate Finance by each method. The range of stock transfer ratios is a range of numbers of common shares to be allotted for a common share of ABLE if the number for a common share of the Company is one.

	Method	Range of stock transfer ratios
	Average market stock price method	0.0201 ~ 0.0246
‚	DCF method	0.0200 ~ 0.0275
     In calculating the stock transfer ratio, Nakachi Corporate Finance, in principle, used information and materials provided by both companies and information disclosed to the general public as they were, and assumed that the information and materials were all accurate and complete. Nakachi Corporate Finance did not independently verify the accuracy or completeness of the information and materials. Nakachi Corporate Finance did not conduct any independent valuation, appraisal, or assessment of the assets and liabilities (including contingent claims) of either company or their subsidiaries and affiliates, or any analysis or valuation of each item of the assets and liabilities, nor did it request a third party to conduct any appraisal or assessment. Nakachi Corporate Finance’s stock transfer ratio calculation reflects information and economic conditions as of April 9, 2010.
(b) Process of the calculation
     As described above, the Company and ABLE requested A.G.S. Consulting and Nakachi Corporate Finance respectively to calculate the stock transfer ratio for the stock transfer. Based on the results of the calculation by the third-party organizations and the results of due diligence that the Company and ABLE carried out on their respective third-party organizations, and considering the financial results and financial positions of, and the outlook for, both companies comprehensively, ABLE and the Company carefully discussed and negotiated the stock transfer ratio and reached a final agreement on April 12, 2010 that adopted the stock transfer ratio stated above as the appropriate ratio.
(c) Relationships with the appraisal agencies
     Neither A.G.S. Consulting nor Nakachi Corporate Finance is a related party of the Company or ABLE, nor do they have any important stake in the stock transfer.
(2)	The Company and ABLE have determined the capital stock, legal capital surplus, and legal retained earnings of ABLE CHINTAI HOLDINGS INC. when it is established as follows:
	Capital stock: 3 billion yen

‚	Legal capital surplus: 750 million yen

ƒ	Legal retained earnings: 0 yen

     The Company and ABLE have determined the capital stock, legal capital surplus, and legal retained earnings through consultation within the range set forth in the provision of Article 52 of the Regulations for Corporate Accounting, to ensure sound corporate capital and flexible capital policies.
4. Appropriateness of the subscription rights to shares that will be issued by the Company and ABLE, as provided for in Item 3 of Paragraph 3 of Article 808, and Items 9 and 10 of Paragraph 1 of Article 773, of the Companies Act.
     With respect to the subscription rights to shares that were issued by the Company and ABLE as stated in (1) and (2) below, the Company and ABLE will provide each holder with subscription rights to shares of ABLE CHINTAI HOLDINGS INC., which will substitute for the subscription rights to shares issued by the Company and ABLE, based on the details and rate set out in (1) and (2) below.
     The Company and ABLE consulted from the viewpoint of equally protecting the rights of common shareholders and each holder of subscription rights to shares, and with consideration given to the details of each subscription right to shares and the rate of share transfer, and will provide each holder of subscription right to shares with the subscription rights to shares of ABLE CHINTAI HOLDINGS INC., which are substantially the same in details and in number as the subscription rights to shares held before the Joint Share Transfer Date.
(1)	The first subscription rights to shares of ABLE CHINTAI HOLDINGS INC. which are stated in attachment C to the share transfer plan will be provided to the holders of the eighth subscription rights to shares of CHINTAI Corporation (its details are stated in Attachment B to the share transfer plan) at the rate of one former subscription right to one latter subscription right.

(2)	The second subscription rights to shares of ABLE CHINTAI HOLDINGS INC., which are stated in attachment E to the share transfer plan will be provided to holders of the first subscription rights to shares of ABLE Inc. (the details are stated in Attachment D to the share transfer plan) at the rate of one former subscription right to one latter subscription right.
5. Matters concerning ABLE
(1)	Details of the financial statements for the last fiscal year (term ended March 2009)

The details of the financial statements for the term ended March 2009 are as stated in the Attachment to Proposal No. 1 (matters concerning ABLE in the term ended March 2009) which are attached to the Reference Materials for the General Shareholders Meeting (Attachment).

(2)	Details of events which occurred after the end of the latest fiscal year and have important influence on the conditions of company assets

ABLE decided to acquire treasury stock in compliance with the provisions of its Articles of Incorporation as provided in Paragraph 2 of Article 165 of the Companies Act and based on the resolution dated May 20, 2009 of its Board of Directors. It subsequently acquired the treasury stock from the market as shown below.

(i)	Type and number of acquired shares

Common shares of ABLE: 66,200 shares

(ii)	Total amount of money, etc. delivered in exchange for the acquisition of shares

63,482,900 yen

(iii)	Period of acquisition

From June 1, 2009 to June 30, 2009
     With respect to the issue of subscription rights to shares as a stock option that was approved at the 30th ordinary general shareholders’ meeting of ABLE on June 26, 2009, a meeting of the Company’s Board of Directors, held on August 7, 2009, resolved to adopt the following details of the issue, and issued subscription rights.
(i)	Date of allocation of subscription rights to shares

August 21, 2009

(ii)	Number of issued subscription rights to shares

300 (number of shares for each subscription right to shares: 100 shares)

(iii)	Issue price of subscription rights to shares

The payment of money will not be required.

(iv)	Type and number of shares that are the object of subscription rights to shares

Common shares of ABLE: 30,000 shares

(v)	Value of assets to be invested at the time of the exercise of subscription rights to shares

101,400 yen per subscription right to shares (1,014 yen per share)

(vi)	Amount of capital incorporation at the time of share issuance through the exercise of subscription rights to shares

The amount shall be half of the limit of the increase in capital, which is calculated in accordance with Paragraph 1 of Article 17 of the company calculation regulation. Any fraction of less than one yen that will be created as a result of the calculation shall be rounded up.

(vii)	Period of exercise of subscription rights to shares

From February 22, 2010 to February 21, 2015

(viii)	Persons to whom subscription rights to shares will be allocated

Director of the Company: five persons

Executive Officer of the Company: five persons
6. Details of events that occurred with respect to the Company after the end of the latest fiscal year and that have an important influence on the Company’s assets
     With respect to the issue of subscription rights to shares as a stock option that was approved at the 18th annual shareholders’ meeting of the Company on January 28, 2010, a meeting of the Company’s Board of Directors, held on April 12, 2010, resolved to adopt the following details of the issue, and issued the subscription rights.
(i)	Date of allocation of subscription rights to shares

April 30, 2010

(ii)	Number of issued subscription rights to shares

9,140

(iii)	Issue price of subscription rights to shares

The payment of money in exchange for subscription rights to shares will not be required.

(iv)	Type and number of shares which are the object of subscription rights to shares

Common shares of the Company: 9,140 shares

(v)	Value of assets to be invested at the time of the exercise of subscription rights to shares

35,650 yen per subscription right to shares (35,650 yen per share)

(vi)	Amount of capital incorporation at the time share issuance through the exercise of subscription rights to shares

The amount shall be half of the amount of limit of increase in capital, calculated in accordance with Paragraph 1 of Article 17 of the company calculation regulation. Any fraction of less than one yen that will be created as a result of the calculation shall be rounded up.

(vii)	Period of exercise of subscription rights to shares

From May 1, 2012 to April 30, 2014

(viii)	Persons to whom subscription rights to shares will be allocated and the number allocated

Director of the Company: six persons, 5,700
Statutory Auditor of the Company: four persons, 140
Employee of the Company: 28 persons, 1,800
Director of the subsidiaries of the Company: six persons, 880
Employee of the subsidiaries of the Company: 11 persons, 620
7. Persons who will be appointed directors of ABLE CHINTAI HOLDINGS INC.
     Persons who will be appointed directors of ABLE CHINTAI HOLDINGS INC. are as follows:

(1) Number of Company shares owned
(2) Number of ABLE Inc. shares owned
Name (Date of birth)	Brief personal record (Important posts concurrently held)		(3) Number of ABLE CHINTAI HOLDINGS INC. shares to be allocated
Shigeru Sato (June 2, 1966)	August 1994 January 2003	President and Representative Director of the Company Representative Director/Chairman of the Company (current post) [Important posts concurrently held] Representative Director of MINT SHA Co., LTD.	(1) (2) (3)	187,969 shares 687,000 shares 20,377,000 shares

(1) Number of Company shares owned
(2) Number of ABLE Inc. shares owned
Name (Date of birth)	Brief personal record (Important posts concurrently held)		(3) Number of ABLE CHINTAI HOLDINGS INC. shares to be allocated
Ryuji Hirata (July 7, 1965)	April 1990	Entered DAIKEN Management Service Co., Ltd. (which merged with ABLE Inc. in November 1995)	(1) (2) (3)	7 shares 12,800 shares 30,140 shares
	March 1998	Manager of Sapporo Branch of ABLE Inc.
	June 2001	General Manager of Western Japan Business Division of ABLE Inc.
	March 2002	President and Representative Director of ABLE Hosho Inc.
	December 2002	Business Control General Manager of ABLE Inc.
	February 2003	President and Representative Director of ABLE Inc. (current post)
	April 2006	President and Representative Director of ABLE PARKING INC. (current post)

Seiji Tezuka (February 1, 1964)	May 2004	Entered the Company IT Business Preparation Office Manager	(1) (2) (3)	250 shares — shares 25,000 shares
	November 2006	General Manager of Media Produce Division of the Company
	January 2007 September 2007 January 2009	Director of the Company Media Business Manager of the Company President and Representative Director of the Company (current post)

Yoichi Sugiyama (June 5, 1966)	April 1989 April 1990 November 2000 January 2005	Entered Sugiyama Glass Co., Ltd. Director of Sugiyama Glass Co., Ltd. President and Representative Director of Sugiyama Glass Co., Ltd. (current post) Director of the Company (current post)	(1) (2) (3)	2,020 shares 1,000 shares 204,300 shares

(1) Number of Company shares owned
(2) Number of ABLE Inc. shares owned
Name (Date of birth)	Brief personal record (Important posts concurrently held)		(3) Number of ABLE CHINTAI HOLDINGS INC. shares to be allocated
Yasutaka Yanase (August 26, 1967)	April 1991	Entered Dai-ichi Kangyo Bank, Ltd.	(1) (2) (3)	— shares — shares — shares
	December 1998	Entered Yanase & Co., Ltd. and appointed as director
	December 2000	Senior Managing Director of Yanase & Co., Ltd.
	December 2002	President and Representative Director of TCJ Co., Ltd. President and Representative Director of Yanase Petroleum Sales Co., Ltd.
	June 2005	President and Representative Director of DAISHINTO Inc.
	June 2007	Representative Director of TCOI Co., Ltd. (current post)
	January 2008	Director of the Company (current post)
	March 2009	President and Representative Director of Chauffeur Service Co., Ltd. (current post)

(Note)	1.	No special interest exists between the Company or ABLE and each of the candidates nominated above. No special interest will exist between ABLE CHINTAI HOLDINGS INC. and each of the candidates.

2.	Messrs. Yoichi Sugiyama and Yasutaka Yanase are candidates for outside statutory auditor.

3.	Messrs. Yoichi Sugiyama and Yasutaka Yanase have remarkable careers and good judgment as entrepreneurs. We request shareholders to confirm them as outside statutory auditors so that they can provide advice for the management of ABLE CHINTAI HOLDINGS INC. from a broad perspective.

4.	ABLE CHINTAI HOLDINGS INC. plans to enter into an agreement on the limitation of liability for losses with Messrs. Yoichi Sugiyama and Yasutaka Yanase, as provided in Paragraph 1 of Article 423 of the Companies Act. The amount of limit of liability for losses based on the above agreement is the amount provided in laws and ordinances.
8. Persons who will be appointed statutory auditors of ABLE CHINTAI HOLDINGS INC.
     Persons who will be appointed statutory auditors of ABLE CHINTAI HOLDINGS INC. are as follows:

(4) Number of Company shares owned
(5) Number of ABLE Inc. shares owned
Name (Date of birth)	Brief personal record (Important posts concurrently held)		(6) Number of ABLE CHINTAI HOLDINGS INC. shares to be allocated
Masayuki Takeda (April 11, 1949)	Sept. 1984:	Entered Daiken Management Services Corporation (merged with ABLE Inc. in November 1995).	(1) (2) (3)	— shares — shares — shares
	Sept. 1999:	Entered ABLE Inc.
	Dec. 2003:	President and Representative Director of ABLE Lease Inc. (current position)
	Mar. 2004:	Representative Director of ABLE Insurance Agency Inc. (current position)

Mamoru Tamura (July 21, 1956)	September 1992	Entered the Company	(1) (2) (3)	230 shares — shares 23,000 shares
	August 1999	Company’s Deputy Manager of General Affairs and Accounting Department
	January 2003	Full-time Statutory Auditor of the Company (current post)

Shin Ikeda (January 28, 1948)	Sept. 1985:	Passed the national bar examination	(1) (2) (3)	— shares — shares — shares
	Mar. 1988:	Graduated from the Legal Research and Training Institute.
	Apr. 1988:	Registered as a practicing attorney.
	June 2006:	Auditor of ABLE Inc. (current position)

(4) Number of Company shares owned
(5) Number of ABLE Inc. shares owned
Name (Date of birth)	Brief personal record (Important posts concurrently held)		(6) Number of ABLE CHINTAI HOLDINGS INC. shares to be allocated
Kosei Watanabe (May 4, 1957)	October 1981	Passed the national bar examination	(1) (2) (3)	— shares — shares — shares
	April 1984	Graduated from the Legal Training and Research Institute Registered as attorney
	September 1989	Entered O’MELVENY & MYERS Law Office (New York)
	February 1990	Registered as attorney in New York State
	April 1992	Partner of Showa Law Office
	October 1998	Opening of Kosei Watanabe Law Office
	September 2005	Partner of O’MELVENY & MYERS Law Office, a joint enterprise under foreign laws
	June 2007 January 2009	Entered OH-EBASHI LPC & PARTNERS, and became a partner of OH-EBASHI LPC & PARTNERS Auditor of the Company (current post)

(Note)	1.	The company has entered into an advisory agreement with Oh-Ebashi Lpc & Partners, of which Mr. Kosei Watanabe is a partner. Other than this, the candidates have no special interests in the Company or ABLE. ABLE CHINTAI HOLDINGS INC. will have no special interests in any of the candidates.

2.	Messrs. Shin Ikeda and Kosei Watanabe are candidates for outside statutory auditor.

3.	Messrs. Shin Ikeda and Kosei Watanabe have remarkable careers and good judgment as lawyers. We named them as candidates for outside statutory auditors so that they can provide advice for the management of ABLE CHINTAI HOLDINGS INC. from a broad perspective.

4.	ABLE CHINTAI HOLDINGS INC. plans to enter into an agreement on the limitation of liability for losses with Messrs. Shin Ikeda and Kosei Watanabe, as provided in Paragraph 1 of Article 423 of the Companies Act. The amount of limit of liability for losses based on the above agreement is the amount provided in laws and ordinances.
9. Matters concerning persons who will be appointed accounting auditors of ABLE CHINTAI HOLDINGS INC.

Name	Grant Thornton Taiyo ASG
Offices	Principal office:
Akasaka DS West Building, 8-5-26, Akasaka, Minato-ku Tokyo
Other offices: Osaka and Nagoya

History	September 1971: Establishment of Taiyo Audit Corporation
September 1985: Establishment of Gen Audit Corporation
April 1991: Establishment of ACTUS Audit Corporation
October 1994: Affiliation with Grant Thornton International
April 1999: Establishment of ACTUS Gen Audit Corporation through the merger of Gen Audit Corporation and ACTUS Audit Corporation
July 2001: Change of company name into ASG Audit Corporation (ASG Audit Corporation from February 2003)
January 2006: Establishment of Taiyo ASG Audit Corporation through the merger of Taiyo Audit Corporation and ASG Audit Corporation
July 2008: Grant Thornton Taiyo ASG was established through change into the form of limited liability organization.

Capital	182.5 million yen

Outline (As of March 31, 2010)	Personnel:
	Representative partner:	26 persons
	Partner:	23 persons
	Specified partner:	2 persons
	Certified Public Accountant:	70 persons
	Persons who passed the CPA examination:	111 persons
	Other persons engaging in audits:	47 persons
	Other staffs	37 persons
	Total	316 persons
	Number of audited clients:	471 companies
10. Matters concerning the resolution on this item
     If the Joint Share Transfer is suspended or if the effect of the Plan is lost for the reasons set out in Article 11 (changes of conditions for the Joint Share Transfer, etc.) of the Plan after the preparation of the Plan before the Joint Share Transfer Date, the effect of the resolution on this item will be lost.
Item 2: Partial Amendments to the Articles of Incorporation
     We wish to partially amend the current Articles of Incorporation, as shown in the proposed amendments stated in the following table of comparison.
1. Reasons for the amendments
     If “Item 1: Approval of the Share Transfer Plan” is approved, and the Joint Share Transfer becomes effective, “ABLE CHINTAI HOLDINGS INC.,” a parent company established through a share transfer, will be established on November 1, 2010, the Joint Share Transfer Date. The Company will become a wholly owned subsidiary of ABLE CHINTAI HOLDINGS INC. As a result, ABLE CHINTAI HOLDINGS INC. will become the sole shareholder of the company, and the provision of the Articles of Incorporation concerning the base date of the general shareholders’ meeting will become unnecessary.
     Accordingly, the base date system of the general shareholders’meeting will be abolished, Article 11 of the current Articles of Incorporation will be deleted, and Article 12 and subsequent articles of the current Articles of Incorporation will be correspondingly renumbered.
     The amendments of the Articles of Incorporation will become effective on October 31, 2010 on the condition that “Item 1: Approval of the Share Transfer Plan” is approved, a share transfer plan relating to the Joint Share Transfer is approved at the general shareholders’ meeting of ABLE, the effect of the Plan is not lost before October 31, 2010, and the procedures for the Joint Share Transfer are not discontinued.
2. Details of the amendments
The details of the amendments are as shown in the proposal on amendments stated in the following table of comparison.
     Table of Comparison between current Articles of Incorporation and proposed amendments (the underlined parts show the part of amendments)

Current Articles of Incorporation	Proposed amendments to Articles of Incorporation
Articles 1 to 10	Articles 1 to 10
[Provisions are omitted.]	[Same as the current provisions]

(Base date of ordinary general shareholders’ meeting)	[To be deleted]
Article 11 The base date of voting rights for a general shareholders’ meeting of the Company shall be October 31 of every year.

Articles 12 to 45	Articles 11 to 44
[Provisions are omitted.]	[Same as the current provisions]]
(Reference)
     The Company plans to pay dividends (year-end dividend) for the term ending October 2010 (from November 1, 2009 to October 31, 2010) to shareholders and registered pledgees who are stated or recorded in the final list of shareholders on October 31, 2010, in accordance with the Article 42 of the current Articles of Incorporation of the Company (after the partial amendments of the Articles of Incorporation) and based on a resolution of the ordinary general shareholders’meeting of the Company scheduled to be held in late January 2011. We plan to pay the dividends in compliance with past standards and with the aim of serving the interests of the shareholders of the Company as of October 31, 2010.

Map to the Extraordinary Shareholders’ Meeting
7-2, Otemachi 1-Chome, Chiyoda-ku, Tokyo
Tokyo Sankei Building, 3rd Floor
Rooms 301 ~ 303, Otemachi Sankei Plaza
TEL 03-3273-2258
Subway Guide
The Tokyo Sankei Building can be directly accessed through Exit E1 of the “Otemachi” station when using the Tokyo Metro Marunouchi Line, Hanzomon Line, Chiyoda Line, Tozai Line or Toei Mita Line.
When using the JR Line, the Tokyo Sankei Building is a 7-minute walk from the Marunouchi North Exit of “Tokyo” station.
Please be aware that there is no available parking space within the building.

Reference Materials
for the General Shareholders’ Meeting
(Attachment)
Attachment to Proposal No. 1
(Matters related to the term ended March 31, 2009 of ABLE Inc.)
Business Report
Consolidated Balance Sheets
Consolidated Statement of Income
Consolidated Statement of Changes in Net Assets
Notes to Consolidated Statements
Non-Consolidated Balance sheets
Non-Consolidated Statement of Income
Non-Consolidated Statement of Changes in Net Assets
Notes to Non-Consolidated Financial Statements
     Auditors’ Report on the Consolidated Accounting Statements
     Auditors’ Report on the Accounting Statements
     Report of the Audit Committee
CHINTAI Corporation

Business Report

From April 1, 2008 to
March 31, 2009
1.	Current Status of the Group
(1)	Business Performance for the Fiscal Year Ended March 31, 2009
(i)	Business Progress and Results
     During the consolidated fiscal year under review, the Japanese economy experienced a marked slowdown due primarily to the impact of the global financial crisis, which was triggered by turmoil in the international financial capital markets. Both capital investment and consumer spending declined, while the employment situation deteriorated with weaker corporate revenues and a more severe financial environment.
     In the housing industry, mainly because of the effects of the economic slowdown, population mobility was on the decline in prefectures as well as among cities, towns, and villages.
     Land prices in both nationwide residential and commercial areas were also falling, reflecting the business downturn and more stringent conditions attached to loans and investments, among other factors.
     With the effects of the enforcement of the amended Construction Standard Act fading, housing starts of home units for rent in fiscal 2008 saw a slight 3.2% increase over the previous year, but nonetheless remained low at approximately 440,000.
     With the introduction of government fiscal and financial sector support in a number of countries, the turbulence in international financial markets is likely to calm. Overseas economies will gradually improve. The problems besetting the Japanese economy are also expected to ease, helped in part by government fiscal stimulus. Nonetheless, the outlook for the Japanese economy remains severe.
     In this very challenging business environment, ABLE took steps to bolster the profitability and operating efficiency of its sales offices, including scrap-and-build measures. The Company also endeavored to provide training and strengthen the skills of its workforce, who form its most important asset.
     In store development, during the consolidated fiscal year under review, the number of directly managed outlets decreased by 12 (with three new outlets opened, 15 outlets closed, and 21 outlets relocated), to 492 at the end of the consolidated fiscal year. In addition, the number of NW outlets at the end of the consolidated fiscal year totaled 336. As a result, ABLE’s network of outlets, which is the combined total of directly managed outlets and NW outlets, totaled 828 at the end of the consolidated fiscal year under review, enabling it to offer services nationwide.
     Despite these efforts, business performance remained weak, given diminished consumers’ interest in moving to new rental units, a reflection of tough corporate and employment conditions as well as the more stringent stance adopted by the financial sector on financing for real estate given the credit contraction in the financial markets.
     As a result, net sales for the consolidated fiscal year under review stood at 35,183 million yen (down 2.8% year on year). Although the Company took steps to reduce costs, operating income fell to 1,730 million yen (down 20.5% year on year), while ordinary income stood at 1,946 million yen (down 20.6%).
     Net income fell to 410 million yen (a 56.5% year-on-year decline) despite initiatives such as the sale of all our shares in affiliates Agility Asset Advisers Inc. and ABLE Investment Advisors Co., Ltd. to external parties. The poor result reflected the very difficult conditions in the real estate market, which resulted in a loss of 458 million yen on the sale of our shares in the said affiliates, and an impairment loss of 208 million yen on unprofitable outlets, telephone subscription rights suspended and real estate owned. All of these items were posted to extraordinary losses, which totaled 801 million yen.
     Consequently, the Company has been forced to report very disappointing results to its shareholders. All officers and employees are determined to work as one to restore and improve performance in the years to come, and we respectfully ask for the continuing support of our shareholders.
Results by business segment are as follows:
(Agency Business)
Net sales from the Agency Business fell to 26,884 million yen (down 5.9% year on year), attributable to an increasingly severe operating environment for this and related businesses. Specific adverse factors included weaker demand for moving to new rental units given weak corporate and employment conditions.
(Management Business)
The Management Business is a type of stock business that handles the collection of rents from rental apartments and condominiums and the management of rental buildings. As a result of a steady increase in the number of buildings under management, net sales from this business increased to 6,558 million yen (up 8.7% year on year).
(Network Business)
The main source of earnings for Network Business is ABLE brand royalties and management guidance fees from NW (network) outlets that concluded franchise agreements with the Company. Partly because of a decline in the number of NW outlets, net sales from this business stood at 706 million yen (down 2.5% year on year).
(Parking Business)
The Parking Business manages and maintains parking areas operating on an hourly and monthly rental basis. As a result of proactive efforts to increase the number of parking areas under management, net sales increased to 614 million yen (a 35.8% increase year on year).
(Other Businesses)
Net sales from our Other Businesses segment, which includes a lease business and a consulting business, increased to 418 million yen (up 4.0% increase).
(ii)	Capital Investments Activities
     Capital investments during the fiscal year under review totaled 280 million yen, primarily for the construction of new outlets.
(iii)	Financing Activities
     Funds needed for capital investment and other necessary funds were appropriated from funds on hand.

(2)	Assets and Operating Results for the Latest Three Years
(i)	Consolidated status of the Group

		Term
					30th term
					(consolidated
					fiscal year under
		27th term	28th term	29th term	review)
		(ended March 31,	(ended March 31,	(ended March 31,	(ended March 31,
Category		2006)	2007)	2008)	2009)
Net sales	(million yen)	—	34,989	36,182	35,183
Ordinary income	(million yen)	—	2,033	2,450	1,946
Net income	(million yen)	—	584	944	410
Net income per share		—	42.56 yen	68.77 yen	29.94 yen
Total assets	(million yen)	—	30,620	31,103	29,796
Net assets	(million yen)	—	15,709	16,138	15,866

Note 1.	Net income per share has been calculated based on the average number of shares (weighted average) during the period. Treasury stocks represent an item deducted from shareholders’ equity, and the net income per share is calculated by subtracting the number of treasury stocks from the number of shares outstanding.

2.	Consolidated financial statements have been prepared since the 28th fiscal year. Hence, financial information prior to this period is not presented.

(ii)	Non-consolidated status of the Company

		Term
					30th term
					(fiscal year under
		27th term	28th term	29th term	review)
		(ended March 31,	(ended March 31,	(ended March 31,	(ended March 31,
Category		2006)	2007)	2008)	2009)
Net sales	(million yen)	31,751	34,607	35,447	34,269
Ordinary income	(million yen)	3,422	1,876	2,356	1,763
Net income	(million yen)	1,824	676	899	409
Net income per share		132.91 yen	49.27 yen	65.52 yen	29.85 yen
Total assets	(million yen)	29,598	30,202	30,503	29,076
Net assets	(million yen)	16,233	15,582	15,911	15,580

Note 1.	Net income per share is calculated based on the weighted average number of shares outstanding in each fiscal term. Treasury stock is deducted from capital. Net income per share is calculated after the number of shares of treasury stock is deducted from the number of shares outstanding.

2.	Beginning with the 28th fiscal year, the Company adopted accounting standards for the presentation of net assets in the balance sheet (“ASBJ No. 5-Accounting Standard for Presentation of Net Assets in the Balance Sheet” and “ASBJ Guidance No. 8-Guidance on Accounting Standard for Presentation of Net Assets in the Balance Sheet” issued by the Accounting Standards Board of Japan (ASBJ) on December 9, 2005).

3.	The 27th fiscal year saw increased revenue but decreased profit, reflecting investments made in a large number of new outlets opened during the second half of the fiscal year.

4.	The 28th fiscal year produced increased revenue but decreased profit, as net sales from new sales offices opened in the preceding fiscal year underperformed expectations and costs increased in association with the large number of new outlets opened in the previous fiscal year

5.	The 29th fiscal year saw increased revenue and profit, thanks to the expansion of sales offices, including a scrap-and-build approach, to enhance earnings.

6.	The 30th fiscal year is described in (1) Business Performance for the Fiscal Year Ended March 31, 2009, above.

(3)	Principal subsidiaries
(i)	Principal subsidiaries

			Percent
			share of the
Company name	Capital		Company	Main business
ABLE Research International, Limited		50 million yen	100%	Research on real properties and consulting service
AMP Inc.		60 million yen	100% (100%)	Staffing agency
KAIGAI CONSULTING C o., Ltd.	HK$	1.5 million	99% (99%)	Investigation and consulting services for overseas clients
ABLE PARKING INC.		80 million yen	100%	Operation and management of hourly parking lots
ABLE Reform Co., Ltd.		10 million yen	75% (20%)	Home remodeling and disinfection treatment
ABLE Lease Inc.		10 million yen	75% (20%)	Leasing of business vehicles
ABLE REAL ESTATE USA INC.		$10,000	100% (100%)	Operation of overseas offices
ABLE REAL ESTATE (UK)., LTD.		£33,980	100% (100%)	Operation of overseas offices

Notes: 1.	The percentage figures in parentheses represent the share of indirect ownership.

2.	The Company contracts with ABLE Reform Co., Ltd. to provide home remodeling and disinfection treatment.
(ii)	Principal affiliates
     Agility Asset Advisers Inc. and ABLE Investment Advisors Co., Ltd. were excluded from the scope of equity method application, because the Company sold its equity stake in both companies.
     Triple-A Residence, Ltd. was excluded from the scope of equity method application, because of its loss of influence.
     ABLE Reit Investment Corporation was excluded from the scope of equity method application, because the company is undergoing liquidation and has lost influence.

(4)	Future Challenges
     The Company considers the following to be the challenges that it needs to address.
(i)	Strengthening employee training
     The Company believes that employees are “human assets.” We believe that it is essential that each employee has advanced capabilities in housing and real estate, product knowledge and customer services, and that they make full use of their capabilities in the office so that they can offer services that truly satisfy and impress customers. To this end, the Company is determined to build a flat organization system that enables it to provide more detailed operational guidance and know-how to employees, emphasize the establishment of diverse education and training systems, and strengthen personnel training.
(ii)	Better satisfying and impressing customers
     We believe that satisfying and impressing both owners and tenants is vital. Specifically, we are able to offer powerful brokerage capabilities and quality management to owners, helping them to succeed in rental management. We are also able to offer tenants comfortable and secure rental houses and rooms. We will continue promoting the Big Smile campaign (rewarding employees with a Big Smile badge if they are highly praised by customers and reflecting customer criticisms in our management), which we launched June 2003 to make employees better aware of satisfying and impressing customers.
(iii)	Emphasizing compliance
     The Company’s business falls under the Building Lots and Buildings Transaction Business Act, and under many other relevant laws and regulations. Accordingly, we have worked to create an organization that is fully compliant and that does business fairly. We have also been expanding our training programs on legal affairs.
     Meanwhile, we aim to provide correct information and build a system that can protect personal information. As an industry leader, we are united in our commitment to compliance, for instance by developing and managing an internal control system that covers financial reporting.

(5)	Principal Businesses (as of March 31, 2009)

Business category	Main business
Agency Business	The Company’s primary business, consisting of the brokerage of rental properties such as apartment units and condominiums, contract renewal, and services incidental to brokerage and management such as room remodeling, room disinfection, moving agency, insurance agency, etc.

Management Business	Management of fee collection and maintenance and management of properties.

Network Business	In regions where no competition with the offices directly managed by the Company occurs, we seek member companies that can share our business principles with us and provide advice and operational guidance to them, aiming to actively promote and make the ABLE brand penetrate in the nationwide 47 prefectures of Japan together with the directly managed offices.

Parking Business	One of the Company’s consolidated subsidiaries, ABLE PARKING INC., carries out the management and operation of hourly parking lots.

Other Businesses	One of the Company’s consolidated subsidiaries, ABLE Research International, Limited, carries out research and investigation of real properties and consulting business. Another consolidated subsidiary, KAIGAI CONSULTING Co., Ltd., provides investigation and consulting services for overseas clients, and other consolidated subsidiaries, ABLE Lease Inc. and AMP Inc., operate business vehicle leasing and staffing service, respectively.
(6)	Principal Business Offices (as of March 31, 2009)

Head Office 1-5-5 Moto-Akasaka, Minato-ku, Tokyo
     Other directly managed offices

Sapporo area	8 locations	Kinki area	129 locations

Sendai area	6 locations	Hiroshima area	6 locations

Kanto area	278 locations	Kyushu area	29 locations

Tokai area	33 locations	Excellent	3 offices

		Total	492 locations

(7)	Employees (as of March 31, 2009)
(i)	Employees of the ABLE Group

Change from the end of the
Number of employees	previous term
3,324	Up 95

Note:	The number of employees represents the number of full-time workers.
(ii)	Employees of ABLE Inc.

Change from the
Number of	end of the		Average service
employees	previous term	Average age	years
3,294	Up 87	34.0 years old	3.9 years

Note:	The number of employees represents the number of full-time workers.
2.	Current Status of the Company
(1)	Shares (as of March 31, 2009)

(i) Number of authorized shares:	38,000,000 shares
(ii) Number of shares outstanding:	13,740,173 shares
(iii) Number of shareholders:	5,649
(iv) Shareholders holding 10% or more of the total number of outstanding shares

	Investments in ABLE Inc.
	Number of shares	Shareholding
Shareholder name	held	ratio
S&C Inc.	3,820,000 shares	28.13%
Shinji Sato	1,403,000 shares	10.33

Note:	Treasury stock (162,393 shares) has been excluded in the calculation of the investment ratios.
(2)	Stock Acquisition Rights
Not applicable

(3)	Officers
(i)	Directors and Statutory Auditors (as of March 31, 2009)

Responsibilities
and representative
posts at other
Position	Name	companies
President	Ryuji Hirata	President, ABLE PARKING INC.

Counsellor	Junichi Haruna	President, ABLE Research International, Limited

Managing Director	Shinzaburo Shibata	Chief Director of Fukuoka Biz

Director	Shoichi Taki

Director	Takeo Wakaki

Director	Kenichiro Yagishita	Chief Director of Finance

Full-time Auditor	Tadao Sudo

Full-time Auditor	Masanobu Asakura

Statutory Auditor	Shin Ikeda	Attorney

Statutory Auditor	Haruki Sato

Notes:	1.	Messrs. Shin Ikeda and Haruki Sato, Statutory Auditors, are outside auditors.

	2.	Mr. Haruki Sato, a Statutory Auditor, has a considerable level of knowledge of financial and accounting practices as shown below.

•   Mr. Haruki Sato, a Statutory Auditor, worked in the accounting and budgeting departments of Nomura Securities Co., Ltd. from April 1985 to December 1993 and engaged in account settlements and the preparation of financial statements.

(ii)	Compensation paid to Directors and Statutory Auditors

Category	Number of paid officers	Amount paid
Director	7	104 million yen
Auditors (Outside Statutory Auditors included)	4	17
	(2)	(4)
Total	11	121

Notes	1.	The amount of compensation paid to Directors does not include the portion of employee salaries paid to employees concurrently holding a position as director.

	2.	The 27th ordinary general meeting of shareholders held on June 29, 2006 resolved that the maximum amount of compensation for directors would be no more than 600 million yen per annum (excluding salaries for employees).

	3.	The 27th ordinary general meeting of shareholders held on June 29, 2006 resolved that the maximum amount of compensation for auditors would be no more than 72 million yen per annum.

	4.	As of the closing date of the fiscal year, the number of directors was six, while the number of statutory auditors was four. The difference from the number of paid officers reflected the retirement of two directors (one of whom served on an unpaid basis) during the fiscal year.
(iii)	Matters concerning independent directors
a.	Posts held concurrently by independent directors (in the case of executives of other companies) and relationships between the Company and such other companies
Mr. Haruki Sato, a Statutory Auditor, concurrently holds the position of Director of Executive Partners Inc. The Company has no particular relationships with Executive Partners Inc.

b.	Major activities in the fiscal year under review

Activities
Shin Ikeda, Auditor	Attended ten of ten meetings of the Board of Directors and seven of seven meetings of the Board of Corporate Auditors held during the fiscal year under review. He provides expert opinions at the Board meetings from the perspective of an attorney to help ensure the appropriateness and validity of decisions made by the Board of Directors. At meetings of the Board of Corporate Auditors, he provides the necessary remarks about the Company’s internal audits as appropriate.

Haruki Sato, Auditor	Attended ten of ten meetings of the Board of Directors and seven of seven meetings of the Board of Corporate Auditors held during the fiscal year under review. He provides expert opinions at the Board meetings from the perspective of a consultant to help ensure the appropriateness and validity of decisions made by the Board of Directors. At meetings of the Board of Corporate Auditors, he provides the necessary remarks about the Company’s internal auditing as appropriate.

(4)	Status of Independent Auditor
(i)	Name of the independent auditor: Grant Thornton Taiyo ASG

(ii)	Amount of Compensation

Amount to be paid
Compensation to be paid to independent auditors for the fiscal year under review	40 million yen

The total amount of cash and other assets to be paid by the Company and subsidiaries to independent auditors	40 million yen

Note:	The auditing contract between the Company and the independent auditor makes no distinction between auditing services based on the Companies Act and auditing services based on the Financial Instruments and Exchange Law. Since no real distinction can be made in practice, the amount of compensation to be paid for the fiscal year under review represents the total amount.
(iii)	Policy concerning decisions to dismiss or not to reappoint independent auditors
The Board of Statutory Auditors dismisses or does not reappoint the independent auditors based on the approval of all auditors when the Board of Statutory Auditors deems that there are grounds for dismissal of the independent auditor under Article 340-1 of the Companies Act.
(5)	Systems for Securing the Appropriateness of Operations
The following concisely describes the decisions made with respect to the framework for ensuring that directors are in compliance with laws and regulations in executing their duties and the framework for ensuring the appropriateness of other operations of the Company.
1.	Systems for the storage and management of information concerning directors’ execution of duties
Information concerning the directors’ execution of duties shall be maintained and managed in accordance with internal rules, which shall be followed appropriately by directors.
2.	Rules and systems concerning the risk management
(1)	Risks associated with the execution of operations must be recognized and the structure of understanding and managing the risks and persons responsible for managing individual risks shall be established.

(2)	Basic rules for risk management and crisis management shall be established as the foundation of the risk management system, the persons responsible for managing each risk shall be selected, and the risk management system according to these rules shall be developed. In the event of a contingency, a taskforce with the president as the head shall be created, an external advisory team shall be organized, and immediate measures shall be taken to contain and minimize the damage.

3.	Systems for securing efficiency of directors’ execution of duties
(1)	The Board of Directors shall have monthly ordinary meetings as the foundation of the system for ensuring the efficient execution of directors’ duties and extraordinary meetings when necessary. Important matters concerning the Company’s management policies and strategies shall be discussed in advance in a management meeting, upon which the decision on execution shall be made.

(2)	For the execution of duties based on the decision of the Board of Directors, the persons responsible for each operation, his/her responsibilities, and details of the execution procedure must be specified in the organizational rules and rules for division of work.
4.	System ensuring that employees comply with laws and the Article of Incorporation in their work
(1)	The Compliance Rules shall be adopted as the basis of an institutional compliance system.

(2)	The Compliance Promotion Committee, which shall be chaired by the President, shall be set up to develop and maintain the compliance system. The Committee shall also build, improve and maintain an internal control system. Moreover, individual departments in charge shall formulate rules and guidelines and conduct training as necessary.

(3)	As an internal audit section, the Internal Audit Department shall be created, and shall be completely independent from the operating departments.

(4)	In the event that a Director finds a serious breach of a law or regulations or other material fact relating to compliance within the Company, the Director shall report the case to the Statutory Auditors and to a meeting of corporate management without delay.

(5)	The Company shall develop an internal whistle-blowing system to collect information on breaches of laws and other facts relating to compliance. The system shall be operated pursuant to the Helpline Rules.

(6)	In the event that a Statutory Auditor recognizes a problem with the operation of the compliance system or the internal whistle-blowing system of the Company, the Statutory Auditor may express opinions and ask the Company to formulate an improvement measure.
5.	An institutional system ensuring that the Group consisting of the Company, its parent company and subsidiaries operates appropriately
(1)	To ensure the appropriate operation of Group companies, Action Guidelines applicable to all Group companies shall be adopted. Pursuant to the guidelines, Group companies shall prepare the necessary rules.

Subsidiaries shall be managed based on a system of reporting decisions to the Company, pursuant to the management rules for subsidiaries and affiliates. Monitoring shall also be conducted as necessary.

At Group companies, if a Director finds a breach of a law or other material fact relating to compliance, the Director shall be required to report the matter to the Statutory Auditors.

(2)	In the event that a subsidiary finds that instructions from the Company on corporate management or management guidance violate a law or regulation, or create a compliance issue, the subsidiary must report the matter to the Internal Audit Department of the Company. In this case, the Internal Audit

Department shall report it to a Statutory Auditor without delay and may express an opinion. The Statutory Auditor may an express opinion and ask the Company to prepare measures for improvement.
6.	Systems for employees to assist statutory auditors and matters concerning the independence of said employees from directors
(1)	A set of rules for employees to assist the duties of the statutory auditors shall be established, and assistant auditors may be assigned from among the Company’s employees as employees who shall assist the statutory auditors in their duties. The statutory auditors shall evaluate the assistant auditors and the personnel committee shall determine the appointment, dismissal, personnel changes, wages, and other matters regarding the assistant auditors with the agreement of the Board of Statutory Auditors and ensure their independence from directors.

(2)	Assistant auditors shall not concurrently hold other positions involved in the execution of business operations.
7.	Systems for reporting by directors and employees to statutory auditors, other systems associated with reporting to statutory auditors, and system to ensure the effectiveness of the auditing by the statutory auditors
(1)	The rules for the matters and timing for directors and employees to report to statutory auditors shall be determined, based on which directors and employees shall report any important matters that affect the operations or performance of the Company to the statutory auditors each time they arise. Irrespective of the previous paragraph, the statutory auditors may require directors and employees to report as necessary.

(2)	Rules for whistleblowing shall be established, and shall be appropriately followed and maintained, thereby ensuring an appropriate system of reporting to statutory auditors in connection with legal violation and other compliance problems.

(6)	Policies Concerning Decisions on Distribution of Retained Earnings and Other Matters

The Company planned a payout ratio of 70% based on net income per share of ABLE Inc. on a non-consolidated basis. For year-end dividends for the fiscal year under review, however, the Company has decided to distribute a dividend of 19 yen per share, representing a payout ratio of a 60% on the same basis, after making a comprehensive assessment of the net income level for the fiscal year under review, the present and future management environment, financial strength, capital needs, and other factors.

The Company will strive to make an appropriate distribution of profits in the future to meet the expectations of shareholders after giving overall consideration to capital policy, including dividend distribution and the acquisition of treasury stock.

Consolidated Balance Sheet

(As of March 31, 2009)

(Unit: million yen)
Account title	Amount
Assets
Current Assets	15,360
Cash and deposits	12,552
Operating accounts receivable	1,307
Short-term investment securities	283
Supplies	58
Prepaid expenses	390
Deferred tax assets	495
Other current asset	317
Allowance for doubtful accounts	(44)
Noncurrent assets	14,435
Property, plant and equipment	7,971
Buildings	3,905
Structures	29
Machinery and equipment	0
Vehicles and vessels	0
Tools, furniture and fixtures	385
Land	3,584
Lease assets	65
Intangible assets	683
Leasehold right	143
Software	360
Goodwill	67
Other intangible assets	111
Investment and other assets	5,780
Investment securities	1,992
Long-term loans receivable	45
Long-term prepaid expenses	106
Guarantee deposits	2,613
Insurance funds	538
Claims provable in bankruptcy, claims provable in rehabilitation and other	42
Deferred tax assets	507
Other investments and other assets	21
Allowance for doubtful accounts	(89)

Total assets	29,796

Liabilities
Current liabilities	12,597
Operating accounts payable	1,110
Short-term loans payable	2
Lease obligations	12
Accounts payable—other	354
Accrued expenses	303
Income taxes payable	614
Accrued consumption taxes	47
Advances received	307
Operating deposits received	8,793
Deposits received	65
Unearned revenue	14
Provision for bonuses	917
Other current liabilities	53
Noncurrent liabilities	1,333
Long-term loans payable	6
Lease obligations	56
Provision for retirement benefits	1,076
Long-term guarantee deposited	174
Other noncurrent liabilities	17

Total liabilities	13,930

Net assets
Shareholders’ equity	15,675
Capital stock	2,622
Capital surplus	2,831
Retained earnings	10,337
Treasury stock	(115)
Valuation and translation adjustments	66
Valuation difference on available-for-sale securities	1
Foreign currency translation adjustment	65
Minority interests	124

Total net assets	15,866

Total liabilities and net assets	29,796

(Note)	Figures less than one million yen are omitted.

Consolidated Statements of Income

From April 1, 2008
to March 31, 2009

(Unit: million yen)
Account title	Amount
Net sales		35,183
Cost of sales		8,181

Gross profit		27,001
Selling, general and administrative expenses		25,271

Operating income		1,730
Non-operating income
Interest income	21
Dividends income	3
Real estate rent	169
Gain on adjustment of account payable	76
Other	157	429

Non-operating expenses
Interest expenses	3
Rent cost of real estate	44
Office transfer expenses	42
Loss on cancellation of leasehold contracts	19
Foreign exchange losses	49
Other	53	212

Ordinary income		1,946
Extraordinary income
Reversal of allowance for doubtful accounts	33	33

Extraordinary loss
Loss on sales of noncurrent assets	24
Loss on retirement of noncurrent assets	97
Loss on sales of stocks of subsidiaries and affiliates	168
Loss on prior period adjustment	12
Loss on liquidation of subsidiaries and affiliates	290
Impairment loss	208	801

Income before income taxes		1,178
Income taxes—current	745
Income taxes—deferred	(1)	743

Minority interests in income		24

Net income		410

(Note)	Figures less than one million yen are omitted.

Consolidated Statement of Changes in Net Assets

From April 1, 2008
to March 31, 2009

(Unit: million yen)
	Shareholders’ equity
					Total
	Capital	Capital	Retained	Treasury	shareholders’
	stock	surplus	earnings	stock	equity
Balance as of April 1, 2008	2,622	2,831	10,558	(9)	16,002
Change during the fiscal year
Dividends from surplus			(631)		(631)
Net income			410		410
Purchase of treasury stock				(105)	(105)
Net changes of items other than shareholders’ equity
Total change during the fiscal year	—	—	(220)	(105)	(326)
Balance as of March 31, 2009	2,622	2,831	10,337	(115)	15,675

	Valuation and translation adjustments
	Valuation
	difference		Total
	on	Foreign	valuation
	available-	currency	and
	for-sale	translation	translation	Minority	Total net
	securities	adjustment	adjustments	interests	assets
Balance as of April 1, 2008	4	31	36	100	16,138
Change during the fiscal year
Dividends from surplus					(631)
Net income					410
Purchase of treasury stock					(105)
Net changes of items other than shareholders’ equity	(3)	34	30	24	54
Total change during the fiscal year	(3)	34	30	24	(272)
Balance as of March 31, 2009	1	65	66	124	15,866

(Note)	Figures less than one million yen are omitted.

Notes to Consolidated Financial Statements
1.	Significant matters providing the basis for preparing the Consolidated Financial Statements
(1)	Scope of consolidation
	State of consolidated subsidiaries

•	Number of consolidated subsidiaries:	8

•	Names of consolidated subsidiaries:	ABLE Research International, Limited Kaigai Consulting Co., Ltd. ABLE Reform Co., Ltd. ABLE Lease Inc. ABLE PARKING INC. AMP Inc. ABLE REAL ESTATE USA, INC. ABLE REAL ESTATE (UK)., LTD.
‚	State of non-consolidated subsidiaries

Not applicable
(2)	Application of equity method
State of affiliates to which the equity method is applied

•	Number of affiliates to which the equity method is applied: —

Agility Asset Advisors Co., Ltd. and ABLE Investment Advisors Co., Ltd. have been excluded from the scope of equity method application because shares in them have been sold by the Company.

AAA Residence Ltd. has been excluded from the scope of equity method application because its exclusion produces minor effects on consolidated financial statements and has no significance in light of its net income or net loss (amount corresponding to equity), retained earnings and other items.

ABLE REIT Investment Corporation has been excluded from the scope of equity method application because it is under liquidation, and its exclusion has little effect on the consolidated financial statements and no significance in terms of net income or net loss (amount corresponding to equity), retained earnings or other items.
(3)	Matters concerning fiscal year of consolidated subsidiaries

The balance sheet dates of the consolidated subsidiaries ABLE REAL ESTATE USA, INC. and ABLE REAL ESTATE (UK)., Ltd. were changed from October 31 and September 30, respectively, to March 31, the balance sheet date of the parent company.

(4)	Matters concerning significant accounting policies
(i)	Valuation standard and valuation method of major assets
	Short-term investment securities

Bonds held to maturity	The amortized cost method (the straight-line method) has been adopted.

Other securities

Securities with fair market value	Market value method based on the market price quoted on the consolidated closing date (valuation differences are directly charged or credited to shareholders’ equity, and the cost of securities sold is calculated using the moving-average method)

Securities without fair market value	Cost accounting method using the moving average method has been adopted.
The accounting treatment of investment in anonymous associations is as follows:

The Company invests in an anonymous association and the amount equivalent to its equity in the assets of the anonymous association is included in the investment securities.

The net amount of the profit/loss distributed by the anonymous association is counted as a profit/loss from investment in an anonymous association, and the withdrawal of investments is treated as a reduction of investment securities.

‚	Inventory

Supplies	Cost method based on the last purchase price method (the balance sheet value uses the method of reducing the book value based on decreased profitability) has been adopted.
(ii)	Depreciation and amortization methods used for material depreciable and amortizable assets
	Property, plant and equipment (excluding leased assets)

The declining-balance method has been adopted. However, buildings acquired on or after April 1, 1998 (excluding annexed facilities) are depreciated using the straight-line method. Useful life of major assets is as follows:
Buildings: 18 - 50 years
Tools, equipment and fixtures: 4 - 6 years
‚	Intangible assets

The straight-line method has been adopted.Software for internal use is amortized using the straight-line method based on the effective period of internal use (five years).

ƒ	Leased assets

Depreciation for leased assets is computed using the straight-line method over the lease terms as the service life, assuming no residual value.
(iii)	Accounting standards for significant allowances

	Allowance for doubtful accounts	To prepare for bad debt expenses such as from notes, accounts receivable and loans, amounts expected to become uncollectible are provided for general receivables based on the rate of actual credit loss and for specific receivables, including doubtful receivables, based on consideration of their individual collectability.

‚	Provision for bonuses	To prepare for bonus payments to employees, amounts that need to be paid in the consolidated fiscal year under review are provided as estimates.

ƒ	Provision for retirement benefits	To prepare for retirement benefits payment to employees, an allowance is provided on the basis of estimated amounts of retirement benefit obligations at the end of the consolidated fiscal year under review. Any actuarial difference is accounted for as lump sum expenditure in the fiscal year in which it accrues.

(iv)	Other significant matters providing the basis for the production of consolidated financial statements

Accounting method for consumption taxes

The tax-exclusion method is used for the calculation of consumption tax and local consumption tax.
(5)	Matters relating to valuation method for assets and liabilities of consolidated subsidiaries

All assets and liabilities of consolidated subsidiaries are valued using the full fair value method.

(6)	Matters concerning goodwill and negative goodwill amortization

Goodwill and negative goodwill are amortized using the 10-year straight-line method. Those that are less significant are amortized at the time of accrual.

(7)	Changes in accounting policies

(Application of accounting standards concerning lease transactions, etc.)

Starting the current consolidated fiscal year under review, the Accounting Standard for Lease Transactions (ASB Standard No.13 issued on March 30, 2007, which revised the former accounting standard for lease transactions issued on June 17, 1993), and the Guidance on Accounting Standard for Lease Transactions (ASB Guidance No.16, issued on March 30, 2007, which revised the former guidance issued on January 18, 1994) are applied. Accordingly, the accounting standards for finance lease transactions that do not involve transfer of ownership have been changed to the accounting methods for ordinary sales and purchase transactions, from the previous accounting methods for ordinary lease transactions.

Regarding financial leases in which ownership is not transferred which commenced prior to the first day of the fiscal year in which the new standards were applied, accounting treatment based on methods related to ordinary lease transactions is continuously applied.

The impact of this change on income and loss is immaterial.

(Application of accounting standards concerning the measurement of inventories)

Starting the current consolidated fiscal year under review, the Accounting Standard for Measurement of Inventories (ASB Standard No. 9; July 5, 2006) is applied.

The impact of this change on income and loss is immaterial.
2.	Notes to Consolidated Balance Sheets
(1)	Assets pledged as collateral

Cash and deposits	741 million yen
Securities	283 million yen
Investment securities	1,556 million yen

Total	2,580 million yen

Note:	Cash and deposits (overdue discount government bonds), securities, and investment securities (discount government bonds) are deposited at the Regional Legal Affairs Bureau as security for dealing based on the Building Lots and Buildings Transaction Business Law.

(2)	Accumulated depreciation of property, plant and equipment	2,757 million yen

3.	Notes to Consolidated Statements of Changes in Net Assets
(1)	Matters concerning the total number of outstanding shares

	Number of shares	Increase in	Decrease in	Number of shares
	at the end of the	shares in the	shares in the	at the end of the
	previous	consolidated	consolidated	consolidated
	consolidated	fiscal year under	fiscal year under	fiscal year under
Share type	fiscal year	review	review	review
Common shares	13,740,000 shares	— shares	— shares	13,740,000 shares
(2)	Matters concerning the number of treasury stock

	Number of shares	Increase in	Decrease in	Number of shares
	at the end of the	shares in the	shares in the	at the end of the
	previous	consolidated	consolidated	consolidated
	consolidated	fiscal year under	fiscal year under	fiscal year under
Share type	fiscal year	review	review	review
Common shares	11,000 shares	151,000 shares	— shares	162,000 shares
(3)	Dividends
	Dividends paid

Dividends resolved at the Board of Directors meeting on May 23, 2008

• Total amount of dividend 631 million yen

• Dividend per share 46 yen

• Record date March 31, 2008

• Effective date June 30, 2008
‚	Dividends with a record date in the consolidated fiscal year under review and an effective date in the following fiscal year

Dividends resolved at the Board of Directors meeting on May 20, 2009

• Total amount of dividend 257 million yen

• Dividend per share 19 yen

• Record date March 31, 2009

• Effective date June 29, 2009
4.	Notes on Per-Share Information
(1)	Net assets per share	1,159.37 yen

(2)	Net income per share	29.94 yen
5.	Notes on Important Subsequent Events

Not applicable

Non-Consolidated Balance Sheet

(As of March 31, 2009)
(Unit: million yen)

Account title	Amount

Assets
Current Assets	14,483
Cash and deposits	11,732
Operating accounts receivable	1,272
Short-term investment securities	283
Supplies	58
Prepaid expenses	373
Deferred tax assets	491
Other current asset	316
Allowance for doubtful accounts	(44)
Noncurrent assets	14,592
Property, plant and equipment	7,778
Buildings	3,908
Structures	14
Machinery and equipment	0
Tools, furniture and fixtures	270
Land	3,584
Intangible assets	615
Leasehold right	143
Right of trademark	0
Software	359
Telephone subscription rights	111
Investment and other assets	6,199
Investment securities	1,987
Stocks of subsidiaries and affiliates	378
Long-term loans receivable	1
Long-term loans receivable from subsidiaries and affiliates	99
Claims provable in bankruptcy, claims provable in rehabilitation and other	42
Long-term prepaid expenses	106
Deferred tax assets	535
Guarantee deposits	2,602
Insurance funds	538
Other investments and other assets	21
Allowance for doubtful accounts	(115)

Total assets	29,076

Liabilities

Current liabilities	12,224
Operating accounts payable	967
Accounts payable—other	249
Accrued expenses	291
Income taxes payable	569
Accrued consumption taxes	39
Advances received	304
Operating deposits received	8,753
Deposits received	63
Unearned revenue	17
Provision for bonuses	915
Other current liabilities	53

Noncurrent liabilities	1,272
Long-term loans payable	17
Provision for retirement benefits	1,074
Long-term guarantee deposited	180

Total liabilities	13,496

Net assets
Shareholders’ equity	15,578
Capital stock	2,622
Capital surplus	2,831
Legal Capital Surplus	2,831
Retained earnings	10,241
Legal retained earnings	390
Other retained earnings	9,851
General reserve	7,079
Retained earnings brought forward	2,772
Treasury stock	(115)
Valuation and translation adjustments	1
Valuation difference on available-for-sale securities	1

Total net assets	15,580

Total liabilities and net assets	29,076

(Note) Figures less than one million yen are omitted.

Non-Consolidated Statements of Income

From April 1, 2008
to March 31, 2009
(Unit: million yen)

Account title	Amount
Net sales		34,269
Brokerage commission income	15,291
Brokerage-related income	11,593
Management business income	6,558
Other operating income	826
Cost of sales		7,757
Cost of brokerage-related income	6,588
Cost of management business income	1,117
Cost of other business income	52

Gross profit		26,511
Selling, general and administrative expenses		25,092

Operating income		1,418
Non-operating income
Interest income	2
Interest on securities	21
Dividends income	3
Real estate rent	206
Gain on adjustment of account payable	76
Other	192	502

Non-operating expenses
Cost of real estate rent	44
Office transfer expenses	43
Loss on cancellation of leasehold contracts	19
Other	49	157

Ordinary income		1,763
Extraordinary income
Reversal of allowance for doubtful accounts	110	110

Extraordinary loss
Loss on sales of noncurrent assets	24
Loss on retirement of noncurrent assets	92
Loss on sales of stocks of subsidiaries and affiliates	68
Loss on prior period adjustment	12
Loss on liquidation of subsidiaries and affiliates	389
Impairment loss	208	795

Income before income taxes		1,079
Income taxes—current	660
Income taxes—deferred	9	669

Net income		409

(Note) Figures less than one million yen are omitted.

Non-Consolidated Statement of Changes in Net Assets

From April 1, 2008
to March 31, 2009
(Unit: million yen)

	Shareholders' equity
				Retained earnings
		Capital			Other retained earnings
		surplus			Reserve		Retained
		Legal	Total	Legal	for		earnings	Total		Total
	Capital	capital	capital	retained	special	General	brought	retained	Treasury	shareholders'
	stock	surplus	surplus	earnings	depreciation	reserve	forward	earnings	stock	equity
Balance as of April 1, 2008	2,622	2,831	2,831	390	1	6,819	3,252	10,463	(9)	15,906
Change during the fiscal year
Reversal of reserve for special depreciation					(1)		1	—		—
Provision of general reserve						260	(260)	—		—
Dividends from surplus							(631)	(631)		(631)
Net income							409	409		409
Purchase of treasury stock									(105)	(105)
Net changes of items other than shareholders’ equity
Total change during the fiscal year	—	—	—	—	(1)	260	(480)	(222)	(105)	(328)
Balance as of March 31, 2009	2,622	2,831	2,831	390	—	7,079	2,772	10,241	(115)	15,578

	Valuation and
	translation adjustments
	Valuation	Total
	difference on	valuation and
	available-for-	translation	Total net
	sale securities	adjustments	assets
Balance as of April 1, 2008	4	4	15,911
Change during the fiscal year
Reversal of reserve for special depreciation			—
Provision of general reserve			—
Dividends from surplus			(631)
Net income			409
Purchase of treasury stock			(105)
Net changes of items other than shareholders’ equity	(3)	(3)	(3)
Total change during the fiscal year	(3)	(3)	(331)
Balance as of March 31, 2009	1	1	15,580

(Note) Figures less than one million yen are omitted.

Notes to Non-Consolidated Financial Statements
1.	Matters Concerning Significant Accounting Policies
(1)	Valuation standard and valuation method for securities

Bonds to be held until maturity	Amortized cost method (straight-line method)

Shares in subsidiaries	Cost accounting method using the moving average method

Other securities:

Securities with fair market value:
Market value method based on the market price, etc. quoted at the end of the consolidated fiscal year (valuation differences are directly charged or credited to shareholders’ equity, and the cost of securities sold is calculated using the moving-average method)

Securities without fair market value	Cost accounting method using the moving average method
     The accounting treatment of investments in silent partnerships is as shown below.
     The Company makes investments in silent partnerships. An amount equivalent to the Company’s share in the properties of silent partnerships is recorded in investment securities.
     The net amount of profit and loss allocated by silent partnerships is recorded as a loss (gain) on investments in silent partnerships. If money invested is reimbursed, the amount of investment securities will be reduced.
(2)	Valuation standard and valuation method for inventories

Supplies	Cost accounting method using the last purchase cost method (A method to reduce book value based on deterioration in profitability is used for figures on balance sheet.)
(3)	Depreciation method for noncurrent assets

Property, plant and equipment	The Company adopts the declining-balance method. However, buildings acquired on or after April 1, 1998 (excluding annexed facilities) are depreciated using the straight-line method. Useful life of major assets is as follows:

Buildings: 18 to 50 years

Tools, furniture and fixtures: 4 to 6 years

Intangible assets	Straight-line method Software used by the Company is amortized using the straight-line method based on the effective period of internal use (five years).
(4)	Accounting standards for allowances
(i)	Allowance for doubtful accounts

To prepare for loss on bad debt expenses such as from notes, accounts receivable and loans, amounts expected to become uncollectible are provided for general receivables based on the rate of actual credit loss and for specific receivables, including doubtful receivables, based on consideration of their individual collectability.

(ii)	Provision for bonuses

To prepare for bonus payments to employees, the amount that needs to be paid in the fiscal year under review, out of the estimated amount of bonus payments, is recorded.

(iii)	Provision for retirement benefits

To prepare for retirement benefits payment to employees, the allowance is provided on the basis of amounts of retirement benefit obligations and pension assets estimated at the end of the fiscal year under review. Any actuarial difference is accounted for as expenditure in the fiscal year of its accrual.
(5)	Accounting method for consumption taxes

The tax-exclusion method is used for the calculation of consumption tax and local consumption tax.

(6)	Changes in accounting policies

(Accounting standards concerning lease transactions)

Starting the current fiscal year under review, the Accounting Standard for Lease Transactions (ASB Standard No.13 issued on March 30, 2007, which revised the former accounting standard for lease transactions issued on June 17, 1993), and the Guidance on Accounting Standard for Lease Transactions (ASB Guidance No.16, issued on March 30, 2007, which revised the former guidance issued on January 18, 1994) are applied. Accordingly, the accounting standards for finance lease transactions that do not involve transfer of ownership have been changed to the accounting methods for ordinary sales and purchase transactions, from the previous accounting methods for ordinary lease transactions.

Regarding financial leases in which ownership is not transferred which commenced prior to the first day of the fiscal year in which the new standards were applied, accounting treatment based on methods related to ordinary lease transactions is continuously applied.

The impact of this change on income and loss is immaterial.

(Application of accounting standards concerning the measurement of inventories)

Starting the current fiscal year under review, the Accounting Standard for Measurement of Inventories (ASB Standard No. 9; July 5, 2006) is applied.

The impact of this change on income and loss is immaterial.
2.	Notes to Balance Sheets

(1)	Monetary receivables from and monetary payables to affiliates

	Short-term monetary receivables	1 million yen

	Short-term monetary payables	846 million yen

	Long-term monetary payables	6 million yen

(2)	Accumulated depreciation for property, plant and equipment	2,654 million yen

(3)	Assets provided as collateral

	Cash and deposits	741 million yen

	Securities	283 million yen

	Investment securities	1,556 million yen

(Note)	Cash and deposits (discount government bonds which have matured) and securities and investment securities (discount government bonds) are deposited with a regional legal affairs bureau as a business guaranty deposit in accordance with the Building Lots and Buildings Transaction Business Act.
3.	Notes to Non-Consolidated Statements of Income
     Transactions with affiliates

Cost of revenue from the brokerage business	6,389 million yen

Non-operating income	86 million yen

4.	Notes to Non-Consolidated Statements of Changes in Net Assets
(1)	Matters concerning the total number of outstanding shares

	Number of			Number of
	shares at the	Increase in	Decrease in	shares at the
	end of the	shares in the	shares in the	end of the
	previous	fiscal year	fiscal year	fiscal year
Share type	fiscal year	under review	under review	under review
Common shares	13,740,000 shares	— shares	— shares	13,740,000 shares
(2)	Matters concerning the number of treasury stock

	Number of			Number of
	shares at the	Increase in	Decrease in	shares at the
	end of the	shares in the	shares in the	end of the
	previous	fiscal year	fiscal year	fiscal year
Share type	fiscal year	under review	under review	under review
Common shares	11,000 shares	151,000 shares	— shares	162,000 shares
5.	Notes on Tax Effect Accounting
(1)	Breakdown by major cause of deferred tax assets and deferred tax liabilities

Deferred tax assets
Provision for retirement benefits	429 million yen
Provision for bonuses	366 million yen
Amount exceeding the limit of deductible allowance for doubtful accounts	63 million yen
Denial of enterprise taxes payable	49 million yen
Loss of devaluation of shares in affiliates	58 million yen
Social insurance premiums payable	45 million yen
Impairment loss	109 million yen
Others	57 million yen

Subtotal for deferred tax assets	1,179 million yen
Valuation allowance	(151) million yen

Total deferred tax assets	1,027 million yen

Deferred tax liabilities
Valuation gain or loss on available-for-sale securities	(0) million yen
Total deferred tax liabilities	(0) million yen

Net amount of deferred tax assets (liabilities)	1,027 million yen

(2)	Breakdown of major items that caused the difference between the statutory effective tax rate and the tax burden ratio after application of tax effect accounting

Statutory effective tax rate (Adjustments)	40.0%
Items permanently excluded from deductibles, including entertainment expenditure	8.8%
Inhabitant tax on a per capita basis	11.9%
Increase/decrease in valuation allowance	0.8%
Corporate tax for previous years	1.4%
Other	(0.8)%

Tax burden ratio after application of tax effect accounting	62.1%

6.	Notes on Fixed Assets Used under Lease Contracts
(1)	Financial lease transactions (Lessee)
(i)	Details of leased assets

Leased assets mainly consist of vehicles used at sales shops.

The amount of the Company’s individual financial lease transaction is small.

Regarding financial leases not involving a transfer of ownership and that commenced prior to March 31, 2008, accounting treatment based on methods related to ordinary lease transactions is applied. The details of the transactions are as follows:
(a)	Amount corresponding to acquisition value, the amount corresponding to aggregated depreciation, and the amount corresponding to balance at the end of the fiscal year of leased properties

	Amount	Amount corresponding	Amount corresponding to
	corresponding to	to aggregated	balance at the end
	acquisition value	depreciation	of the fiscal year
	(Million yen)	(Million yen)	(Million yen)
Vehicles	10	7	3
Total	10	7	3
(b)	Amount corresponding to future minimum lease payment at the end of the fiscal year

One year or less	2 million yen
More than one year	0 million yen

Total	3 million yen
(c)	Lease payments, the amount corresponding to depreciation, and the amount corresponding to interest expenses

Lease payments	3 million yen
Amount corresponding to depreciation	3 million yen
Amount corresponding to interest expenses	0 million yen
(d)	Method of calculating amount corresponding to depreciation

Depreciation for leased assets is computed using the straight-line method over the lease terms as service life, assuming no residual value.

(e)	Method of calculating amount corresponding to interest

The difference between the total lease expenses and the amount corresponding to the acquisition value is deemed to be the amount corresponding to interest, and the interest method is used for the distribution of interest to each term.
(Impairment loss)
     There is no impairment loss that has been distributed to leased assets.
(2)	Operating lease transactions

Future minimum lease payment of irrevocable operating lease transactions

Not applicable
7.	Matters Related to Retirement Benefits
(1)	Outline of the adopted retirement benefit plan

Under the Company’s retirement benefit plan, when an employee with a length of service of three years or longer resigns or retires, a resignation or retirement allowance calculated based on the length of service up to the time of resignation or retirement and salary at the time of resignation or retirement, etc. will be paid according to internal regulations.

(2)	Matters concerning retirement benefit liability

Retirement benefit liability and provision of retirement benefit: 1,074 million yen

(3)	Matters concerning retirement benefit expenses

(i)	Service cost	131 million yen

(ii)	Interest cost	14 million yen

(iii)	Recognized amount of actuarial difference	52 million yen

(iv)	Retirement benefit expenses((i)+(ii)+(iii))	198 million yen
(4)	Matters concerning the basis for calculation of retirement benefit liability, etc.

(i)	Method for allocation of estimated amount of retirement benefit based on period	Period and fixed amount standard

(ii)	Discount rate	1.5%

(iii)	Recognized period of actuarial difference	One year
8.	Notes on Transactions with Related Parties
(1)	Officers and major individual shareholders, etc.

					Ratio
			Capital		of
			stock or		ownership	Relationships				Amount
			money		of	Concurrent				of		Closing
			invested		voting	service				transaction		balance
	Name of		(million		rights,	by	Business	Transaction		(million		(million
Description	company	Address	yen)	Business	etc.	directors	relationships	Details		yen)	Account	yen)
Company with majority of voting rights owned by major shareholders (individual persons) and their close relatives	ABLE HOSHO Inc.	Minato-ku, Tokyo	100	Sublease of apartments and condominiums for lease	Nil	Nil	Outsourcing of real estate lease business	Transactions other than operating transactions	Receipt of office lease fees	106	Unearned revenue	7
											Long- term deposits received	66

Company with majority of voting rights owned by major shareholders (individual persons) and their close relatives	CHINTAI Corporation	Minato-ku, Tokyo	2,070	Magazine publishing business	Direct ownership 0.41	Nil	Outsourcing of real estate lease business	Operating transactions	Orders for advertisements	6,928	Deposits for operations	657

(Notes)	1.	Consumption taxes are not included in the transaction amount in the table above, but consumption taxes are included in the outstanding balance at the end of the term.

	2.	Transaction conditions and policies to determine transaction conditions, etc.

(1)	Transactions with ABLE Hosho. Inc (wholly owned by Mr. Shigeru Sato, a major shareholder, and his close relatives, including indirect holdings)
		The rate of office rent is determined through negotiation by taking into account the actual rent in the relevant areas.

		(2) Transactions with CHINTAI Corporation (for which Mr. Shigeru Sato, a major shareholder, and his close relatives hold a 69.0% stake, including indirect holdings)

		Orders for advertising are, in principle, determined based on the monthly rent of the relevant properties.

(2)	Subsidiary

Ratio
			Capital		of
			stock or		ownership	Relationships				Amount
			money		of	Concurrent				of		Closing
			invested		voting	service				transaction		balance
	Name of		(million		rights,	by	Business	Transaction		(million		(million
Description	company	Address	yen)	Business	etc.	directors	relationships	Details		yen)	Account	yen)
Subsidiary	ABLE Reform Co., Ltd.	Minato-ku, Tokyo	10	Renovation business	Nil	Nil	Order issue for renovation work, etc.	Operating transactions	Order issue for renovation work, etc.	6,389	Operating accounts payable	828

(Note)	1.	The above transaction amount does not include consumption tax, etc., but the closing balance includes consumption tax, etc.

	2.	Conditions for transactions and the policy for deciding on conditions for transactions, etc.:
		Order issue for renovation work, etc. is decided through negotiations in consideration of market prices.
9.	Notes on Per-Share Information

(1)	Net assets per share	1,147.47 yen
(2)	Net income per share	29.85 yen

Auditors’ Report on the Consolidated Accounting Statements

Report of the Independent Public Accountants
May 19, 2009

To:	Board of Directors of ABLE Inc.
Grant Thornton Taiyo ASG

Representative and Partner Certified Public Accountant	Eiichi Kitagaki	sealed
Representative and Partner Certified Public Accountant	Shoji Ishikawa	sealed
     We have audited the Consolidated Financial Statements, including the Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Net Assets, and consolidated notes, of ABLE Inc. for the consolidated fiscal year from April 1, 2008 to March 31, 2009 for the purpose of reporting under the provisions of Article 444 Paragraph 4 of the Companies Act.
     Preparation of the Consolidated Financial Statements was the responsibility of the management of ABLE Inc. Our responsibility as a Third-Party Auditor was limited solely to independently issuing a statement of opinion concerning the Consolidated Financial Statements based on our audits.
     We conducted our audits in accordance with the auditing standards, procedures and practices generally applied in Japan. Those standards, procedures and practices require that we plan and perform the audit to obtain reasonable assurance that the Consolidated Financial Statements are free of material misrepresentations of the Company’s financial position and operating results. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Consolidated Financial Statements. An audit also includes assessing the representations in the Consolidated Financial Statements as a whole, including the accounting principles and procedures adopted by management and significant estimates made by management.
     In our opinion the Consolidated Financial Statements referred to above present fairly, in all material respects, the consolidated financial position and operating results of the corporate group composed of ABLE Inc. and its consolidated subsidiary companies during the period reported in the consolidated financial statements in accordance with the corporate accounting principles generally applied in Japan.
     There are no interests between the Company and Grant Thornton Taiyo ASG or its Partners that should be disclosed pursuant to the provisions of the Certified Public Accountant Law.
End

Auditors’ Report on the Accounting Statements

Report of the Independent Public Accountants
May 19, 2009

To:	Board of Directors of ABLE Inc.
Grant Thornton Taiyo ASG

Representative and Partner Certified Public Accountant	Eiichi Kitagaki	sealed
Representative and Partner Certified Public Accountant	Shoji Ishikawa	sealed
     We have audited the Balance Sheet, Statement of Income, Statement of Changes in Net Assets, Notes to Specific Items and the supporting schedules of ABLE Inc. for the 30th Business Period, from April 1, 2008 to March 31, 2009, for the purpose of reporting under the provisions of Article 436 paragraph 2 item 1 of the Companies Act. With respect to the aforementioned Statements and the supporting schedules, our audit was limited to the documented matters based on the accounting records of the Company.
     Preparation of the financial statements and its supporting schedules was the responsibility of the management of ABLE Inc.. Our responsibility as a Third-Party Auditor was limited solely to independently issuing a statement of opinion concerning the financial statements and the supporting schedules based on our audits.
     We conducted our audits in accordance with the auditing standards, procedures and practices generally applied in Japan. Those standards, procedures and practices require that we plan and perform the audit to obtain reasonable assurance the Financial Statements and the supporting schedules are free of material misrepresentations of the Company’s financial position and operating results. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statements and the supporting schedules. An audit also includes assessing the representations in the Financial Statements and the supporting schedules as a whole, including the accounting principles and procedures adopted by management and significant estimates made by management.
     In our opinion the Financial Statements and the supporting schedules referred to above present fairly, in all material respects, the financial position and operating results of ABLE Inc. during the period reported in the financial statements in accordance with the corporate accounting principles generally applied in Japan.
     There are no interests between the Company and Grant Thornton Taiyo ASG or its Partners that should be disclosed pursuant to the provisions of the Certified Public Accountant Law.
End

Report of the Audit Committee

Audit Report
     The Audit Committee has received the audit reports prepared by each of the auditors concerning the business performance of the directors during the 30th Business Period from April 1, 2008 through March 31, 2009. After discussing the audit results based on the reports, we have prepared this Audit Report and report as follows.
1.	Procedures and details of the audits by the Auditors and the Audit Committee
     The Audit Committee establishes the audit policies, allocation of duties and other matters, and receives reports concerning the implementation of audits and the audit results from each of the auditors as well as reports from the directors and the independent auditors concerning the execution of their duties, and requests explanations as necessary.
     Each of the auditors investigated the business and financial conditions at the head office and main branches of the Company through discussions with directors, the internal audit sections and other employees, and worked to gather information and establish an audit environment. They also attended meetings of the Board of Directors and other important meetings, received reports from the directors, other managers and employees concerning the execution of their duties, requested explanations when necessary and reviewed documents concerning matters such as important decisions, in accordance with the auditor and audit standards prescribed by the Audit Committee and the audit policies and the duties of their office. The auditors also reviewed and verified the details of resolutions of the Board of Directors concerning systems to ensure that the execution of directors’ duties complies with the law and the Company’s Articles of Incorporation and the establishment of other systems prescribed by Article 100 paragraph 1 and paragraph 3 of the Companies Act Enforcement Regulations as systems necessary to ensure appropriate activities by joint-stock corporations, and the conditions of the system (internal controls system) created based on said resolutions. The auditors also hold discussions and exchange information with the directors of the subsidiary companies, and received business reports from the subsidiaries as necessary.
     Based on the above procedures, the Audit Committee investigated the Report of Business Operations and the supporting schedules pertaining to the business period. In addition, the independent auditors investigated and verified whether the auditors maintained an independent standpoint and implemented proper audits, and the Audit Committee received reports concerning the auditors’ execution of their duties from the independent auditors and requested explanations as necessary. In addition, the Audit Committee received notification from the independent auditors that the “systems to ensure duties are performed appropriately” (as described in each of the items under Article 131 of the Corporate Accounting Regulations) have been established in accordance with the “Standards for Quality Control of Audits” (Business Accounting Council, October 28, 2005), and requested explanations as necessary. Based on the above procedure, we have reviewed the Accounting Statements for the fiscal year (Balance Sheet, Statement of Income, Statement of Changes in Net Assets and notes) and the supporting schedules and the Consolidated Accounting Statements (Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Net Assets, and consolidated notes).

2.	Result of audit
(1)	Result of audit of the Business Report.
(i)	The Business Report and its supporting schedules fairly represent the condition of the Company in accordance with the laws of Japan and the Articles of Incorporation of the Company.

(ii)	We have determined that there were no serious occurrences of dishonest or false activity or violations of any laws or the Company’s Articles of Incorporation by any of the directors in carrying out the duties and responsibilities of their offices.

(iii)	In our opinion, the details of the Board of Directors resolutions concerning the internal controls system are appropriate. We also have determined that there are no matters that should be highlighted as a concern with regard to the directors in carrying out their duties concerning the internal controls system.
(2)	Result of audit of the Accounting Statements and the supporting schedules.
     In our opinion, the audit procedures and audit results received from the independent public accounting firm Grant Thornton Taiyo ASG are appropriate.
(3)	Result of audit of the Consolidated Accounting Statements.
     In our opinion, the audit procedures and audit results received from the independent public accounting firm Grant Thornton Taiyo ASG are appropriate.
May 20, 2009
Audit Committee, ABLE Inc.

Standing Statutory Auditor	Tadao Sudo	sealed
Standing Statutory Auditor	Masanobu Asakura	sealed
Outside Statutory Auditor	Shin Ikeda	sealed
Outside Statutory Auditor	Haruki Sato	sealed
End